Filed Pursuant to 424(b)(5)
Registration No. 333-193176

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 4, 2014, as amended)

7,002,071 SUBSCRIPTION RIGHT TO PURCHASE SHARES OF COMMON STOCK OF EMPIRE RESORTS, INC.

UP TO 7,002,071 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF SUBSCRIPTION RIGHTS

Empire Resorts, Inc. (“Empire” and, together with its subsidiaries, the “Company”) is granting at no charge to the holders of its common stock, par value $0.01 per share, and the holders of its Series B Preferred Stock, par value $0.01 per share, as of 5:00 p.m., New York City time, on January 4, 2016 (the “Record Date”), transferable subscription rights to purchase an aggregate of up to 20,138,888 shares of Empire’s common stock at a subscription price of $14.40 per share. Each holder will receive one subscription right for each 0.4748644 shares of common stock owned, or for each 0.4748644 shares of common stock into which the Series B Preferred Stock was convertible, on the Record Date. Each subscription right will entitle its holder to purchase one share of our common stock at the subscription price. The offering of the basic subscription rights in the amount of 13,136,817 (which are exercisable for 13,136,817 shares of common stock) granted to the Standby Purchaser (as defined below) in this rights offering is being made in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, and subscription rights and shares of common stock issued in respect of its participation in the rights offering are not covered by the registration statement of which this prospectus forms a part.

The purpose of this rights offering is to raise equity capital for the Company in a cost-effective manner that allows current equity holders to participate. The net proceeds will be used for: (i) the expenses relating to the development of the Casino Project (as defined below), (ii) to redeem the outstanding shares of Series E preferred stock of the Company in accordance with the terms of an existing settlement agreement and (iii) the expenses related to the development of the Golf Course and the Entertainment Village that are part of the initial phase of Adelaar (all terms as defined below) and to support the working capital needs of the Company. Please see “Use of Proceeds” for a further explanation of our intended use of proceeds from this rights offering. We expect the total gross proceeds of this rights offering to be approximately $290 million.

On December 21, 2015, the Company, through a wholly-owned subsidiary, Montreign Operating Company, LLC (“Montreign”), was awarded a license (a “Gaming Facility License”), to be effective on the earlier of March 1, 2016, or upon payment of certain financial commitments required by the Upstate New York Gaming and Economic Development Act (the “License Award Effective Date”), by the New York State Gaming Commission (the “NYSGC”) to operate a resort casino (the “Casino Project”) to be located at the site of a four-season destination resort planned for the Town of Thompson in Sullivan County 90 miles from New York City (“Adelaar” or the “Adelaar Project”). The award of the Gaming Facility License follows our selection in December 2014 by the New York State Gaming Facility Location Board (the “Siting Board”) as the sole Catskill/Hudson Valley Region One (“Region One” or “our Area”) casino applicant eligible to apply to the NYSGC for a Gaming Facility License. The Adelaar Project is to be located on approximately 1,700 acres (the “EPR Property”) owned by EPT Concord II, LLC (“EPT”) and EPR Concord II, LP, each a wholly-owned subsidiary of EPR Properties Trust (“EPR”). The Casino Project, to be called “Montreign Resort Casino”, is part of the initial phase of the Adelaar Project, which will also include an Indoor Waterpark Lodge, Rees Jones redesigned “Monster” Golf Course (the “Golf Course”) and an Entertainment Village, which will include retail, restaurant, shopping and entertainment (the “Entertainment Village”). Over the past four years, the Company has expended substantial time and resources on designing the Casino Project and, in conjunction with EPR, working with local, state and federal agencies and officials to obtain the necessary permits and approvals to begin construction.

We have entered into a standby purchase agreement (the “Standby Purchase Agreement”) with Kien Huat Realty III Limited (“Kien Huat” or the “Standby Purchaser”), our largest stockholder, whereby Kien Huat has agreed (i) to exercise its basic subscription rights to acquire approximately $30 million of our common stock within ten (10) days of the commencement of this rights offering with a closing proximate thereto and (ii) to exercise the remainder of its basic subscription rights prior to the expiration date of this rights offering. In addition, Kien Huat has agreed that it will exercise all rights not otherwise exercised by the other holders in the rights offering, which we refer to as the standby purchase, upon the same terms as the other holders. We will pay Kien Huat a fee of 0.5% of the maximum amount to be raised in this rights offering for Kien Huat’s commitment pursuant to the Standby Purchase Agreement. Consummation of the standby purchase by Kien Huat is subject to usual and customary closing conditions. As of the date of this prospectus supplement, Kien Huat owns 6,238,207 shares, or approximately 65.3%, of our outstanding shares of common stock (which does not include 204,706 shares of common stock issuable upon exercise of option matching rights). In addition, upon the earlier to occur of the consummation of this rights offering and the maturity date of a convertible promissory note in the principal amount of $17.4 million issued to Kien Huat (the “Kien Huat Note”), which is March 15, 2016, the Kien Huat Note shall be converted automatically into 1,332,058 shares of our common stock.

The subscription rights issued pursuant to this rights offering will be granted and exercisable beginning as of 5:00 p.m., New York City time, on January 4, 2016. The subscription rights will expire and will have no value if they are not exercised prior to 5:00 p.m., New York City time, on February 10, 2016, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. We may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in the rights offering by holders of the subscription rights is less than the level we desire. We reserve the right to cancel the rights offering at any time before the expiration of the rights offering, for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest, and the sale to the Standby Purchaser will not be completed.

Continental Stock Transfer & Trust Company will serve as the subscription agent and Morrow & Co., LLC will act as information agent for the rights offering.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering and review carefully the contents of this prospectus supplement and the accompanying prospectus prior exercising such rights. All exercises of subscription rights are irrevocable once they are exercised and shall continue to be irrevocable in the event that the rights offering is extended. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. Holders who do not participate in the rights offering will continue to own the same number of shares. Holders who do not subscribe for the greatest number of shares permitted in the rights offering will own a smaller percentage of the total shares of common stock outstanding if and to the extent other holders fully exercise their basic and oversubscription rights. Rights that are not exercised by the expiration date will expire and have no value.

Our common stock is listed on the Nasdaq Global Market under the symbol “NYNY,” and the shares of common stock issued pursuant to this rights offering will also be listed on the Nasdaq Global Market under the same symbol. On December 31, 2015, the last reported sale price of our common stock was $18.00 per share. The subscription rights have been approved for listing on the Nasdaq Global Market under the symbol “NYNYR” (CUSIP Number 292052123) and we are expected to begin trading on that market on January 5, 2016 with such listing to continue until 4:00 p.m., New York City time, February 5, 2016. Unless the rights offering is extended, the subscription rights will be transferable until February 9, 2016 and the rights offering will expire at 5:00 p.m., New York City time, on February 10, 2016. We cannot assure you that a market for the subscription rights will develop or, if a market does develop, of the prices at which the subscription rights will trade or whether such market will be sustainable throughout the period when the securities are transferable.

If you exercise your basic subscription rights in full, after giving effect to any purchases or sales of subscription rights prior to the time of such exercise, you may also exercise an oversubscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to availability and allocation of shares among persons exercising this oversubscription right. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

Our principal executive office is located at Monticello Casino and Raceway, 204 State Route 17B, P.O. Box, 5013, Monticello, New York 12701. Our telephone number at that address is (845) 807-0001. Our website is located at www.empireresorts.com.

	Per Share(1)	Aggregate(2)
Subscription Price	$14.40	$290,000,000
Estimated Expenses	$0.203587	$4,100,000
Net Proceeds to Us	$14.196413	$285,900,000

(1)	The estimated per share expense calculations above are an approximation.
(2)	Assumes the offering is fully subscribed. Includes subscription rights relating to the shares of common stock beneficially owned by Kien Huat as of the Record Date. The subscription rights and shares of common stock relating to the exercise of those subscription rights will be issued to Kien Huat in reliance on an exemption from the registration requirements of the Securities Act, as amended, at a price equal to the subscription price of the rights offering to which this prospectus relates.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 22 of this prospectus supplement before you decide whether to exercise your rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 4, 2016.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a universal shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration statement, we may sell any combination of common stock, preferred stock, purchase contracts, warrants, subscription rights, depositary shares, debt securities or units in one or more offerings from time to time. This prospectus supplement describes the specific details regarding the sale of common stock issuable upon exercise of the rights granted in this rights offering, including the price, the aggregate number of shares of common stock that may be purchased by exercise of the rights and the risks of investing in our common stock. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, the subscription rights, our common stock and other information you should know before exercising your subscription rights.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, any information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference into the accompanying prospectus will be deemed to have been modified or superseded to the extent that a statement subsequently contained in this prospectus supplement or the accompanying prospectus, in any free writing prospectus we may provide to you in connection with this offering or in any document we file (but not furnish) pursuant to the Securities Exchange Act of 1934, as amended, that also is incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, or in any free writing prospectus that will be filed by us or on our behalf with the SEC. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, or in any free writing prospectus that will be filed by us or on our behalf with the SEC. We have not authorized anyone to provide you with additional, different or inconsistent information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement, the information in the accompanying prospectus is accurate only as of the date set forth therein, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, the certificates representing the subscription rights or any exercise, sale or transfer of those subscription rights. Our business, financial condition, results of operations, and prospects may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein, we make “forward-looking statements”, as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include the words “may”, “would”, “could”, “likely”, “estimate”, “intend”, “plan”, “continue”, “believe”, “expect” or “anticipate” and similar words as well as our development and expansion plans, objectives or expectations and our liquidity projections.

Our forward-looking statements generally relate to our plans, objectives, prospects, and expectations for future operations and results and are based upon what we consider to be reasonable future estimates. Although we believe that our plans, objectives, prospects and expectations reflected in, or suggested by, such forward-looking statements are reasonable at the present time, we may not achieve or we may modify them from time to time.

Furthermore, there is no assurance that any positive trends suggested or referred to in such statements will continue. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein thoroughly with the understanding that actual future results, performance or achievements may be materially different from those expressed or implied by these forward-looking statements as a result of future developments, including the factors described in the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus and the sections of our Annual Report on Form 10-K for the year ended December 31, 2014 captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available after the date of any prospectus supplement nor are we under any obligation to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements, unless applicable law requires us to do so.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary provides an overview of certain information about us and this offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference. You should read this entire prospectus supplement and the accompanying prospectus and the documents that we incorporate by reference carefully before making a decision about whether to invest in our securities.

Our Company

Empire Resorts, Inc. (“Empire” and, together with its subsidiaries, the “Company”) was organized as a Delaware corporation on March 19, 1993, and since that time has served as a holding company for various subsidiaries engaged in the hospitality and gaming industries.

Through Empire’s wholly-owned subsidiary, Monticello Raceway Management, Inc. (“MRMI”), we currently own and operate Monticello Casino and Raceway, a 45,000 square foot video gaming machine (“VGM”) and harness horseracing facility located in Monticello, New York, 90 miles northwest of New York City. Monticello Casino and Raceway operates 1,110 VGMs, which includes 1070 video lottery terminals (“VLTs”) and 40 electronic game positions (“ETGs”). VGMs are similar to slot machines, but they are connected to a central system and report financial information to the central system. ETGs include the games of roulette, blackjack, craps and 3-card poker. We also generate racing revenues through pari-mutuel wagering on the running of live harness horse races, the import simulcasting of harness and thoroughbred horse races from racetracks across the country and internationally, and the export simulcasting of our races to offsite pari-mutuel wagering facilities.

Adelaar and The Casino Project

On December 21, 2015 (the “Award Date”), the Company, through a wholly-owned subsidiary, Montreign Operating Company, LLC (“Montreign”), was awarded a license (a “Gaming Facility License”), to be effective on the earlier of March 1, 2016, or upon payment of certain financial commitments required by the Upstate New York Gaming and Economic Development Act (the “License Award Effective Date”), by the New York State Gaming Commission (the “NYSGC”) to operate a resort casino (the “Casino Project”) to be located at the site of a four-season destination resort planned for the Town of Thompson in Sullivan County 90 miles from New York City (“Adelaar” or the “Adelaar Project”). The award of the Gaming Facility License follows our selection in December 2014 by the New York State Gaming Facility Location Board (the “Siting Board”) as the sole Catskill/Hudson Valley Region One (“Region One” or “our Area”) casino applicant eligible to apply to the NYSGC for a Gaming Facility License.

The Adelaar Project is to be located on approximately 1,700 acres (the “EPR Property”) owned by EPT Concord II, LLC (“EPT”) and EPR Concord II, LP, each a wholly-owned subsidiary of EPR Properties Trust (“EPR”). The Casino Project, to be called “Montreign Resort Casino”, is part of the initial phase of the Adelaar Project, which will also include an Indoor Waterpark Lodge (the “Waterpark”), Rees Jones redesigned “Monster” Golf Course (the “Golf Course”) and an Entertainment Village, which will include retail, restaurant, shopping and entertainment (the “Entertainment Village”). Over the past four years, the Company has expended substantial time and resources on designing the Casino Project and, in conjunction with EPR, working with local, state and federal agencies and officials to obtain the necessary permits and approvals to begin construction.

Montreign Resort Casino

After our selection by the Siting Board, we submitted to the NYSGC an upgraded plan for Montreign Resort Casino (the “Upgraded Casino Plan”) and other changes to the initial phase of the Adelaar Project, which plans are described below. The Upgraded Casino Plan includes the following:

•	Gaming floor of no less than an aggregate total of 90,000 square feet featuring no less than 2,150 slot machines, 102 table games and a 14 – 16 table poker room (inclusive of the poker room and VIP and high-limit areas);

•	Designated VIP/high-limit areas within such gaming floor which will offer a minimum of 26 slot machines, 8 table games, and a player’s lounge with food and beverages;

•	Hotel containing no less than 332 luxury rooms (including at least eight 1,000 – 1,200 square feet garden suites, seven 1,800 square feet, two story townhouse villas, and 12 penthouse-level suites), indoor pools and fitness center;

•	A VIP floor containing 6 private VIP gaming salons, a private gaming cage, and butler service;

•	Multi-purpose meeting and entertainment space of no less than 27,000 square feet with seating capacity for 1,300 people and a mezzanine level that includes a minimum of 14 -16 table poker room, access to an outdoor terrace and no less than 7,000 square feet of meeting room space;

•	Spa of no less than 7,500 square feet;

•	At least seven restaurants/food and beverage outlets (inclusive of the food court), with an aggregate capacity for at least 727 patrons; and

•	At least four bar/lounges (including restaurant bars) with capacity for at least 141 patrons.

Upgraded Plan for the Casino Project

The Upgraded Casino Plan includes several minor changes to the building’s footprint. The hotel tower will be elongated by approximately 50 feet and a new basement level will be added under the main entrance of the Montreign Resort Casino. The overall square footage of the footprint of the building will not, however, increase. Minor modifications to the porte-cochere and loading areas will also be required. Many of the interior spaces have been redesigned or relocated. The size and number of restaurants will increase and include the addition of an upscale Asian restaurant. On-site parking would decrease by approximately 53 spaces to 3,389. Additionally, due to the increased meeting and conference space, the showroom is removed.

The differences between the proposal submitted by Montreign that was selected by the Siting Board and the Upgraded Casino Plan that was awarded a Gaming Facility License include the following:

Siting Board Selected Plan	Upgraded Casino Plan awarded a Gaming Facility License
80,000 sq. ft. casino with 61 table games	Approximately 90,000 sq. ft. casino with approximately 102 table games. Additionally, there will be a poker room with 14 to 16 tables, and a private VIP gaming area with a lounge and reception area.

391 luxury rooms designed to meet the 4-star and 4-diamond standards of Forbes® and AAA®	Approximately 332 luxury rooms including 248 rooms of approximately 600 sq. ft. each, 57 suites of approximately 900 sq. ft. each, Penthouse level with 12 suites of approximately 900 to 2, 400 sq. ft. each with butler service available. Located on the same floor as the private gaming salons are 8 garden suites of approximately 1,100 sq. ft. each and 7 two-story villas of approximately 1,800 sq. ft. each, all of which will be designed to meet the 5-star and 5-diamond standards of Forbes® and AAA® and offer butler service.

20,000 sq. ft. meeting and conference space in the M Centre	Approximately 27,000 sq. ft. meeting and conference space in the M Centre

Other Changes to the initial phase of Adelaar

In addition to the Upgraded Casino Plan, certain amendments to the Waterpark, Golf Course and the Entertainment Village have been submitted to the NYSGC (the “Amended Adelaar Plan”). It is expected that the Waterpark will be relocated to a site that provides space for future expansion, dependent on market demand. The initial design of the Waterpark has been revised to address present market conditions and will include approximately 300 family style suites (in place of 350 suites originally proposed) and a 75,000 square foot indoor waterpark (in place of an 80,000 square foot waterpark originally proposed). The development of the Entertainment Village is expected to be built-out in phases with the initial phase being approximately 50,000 square feet. If full build-out occurs, the Entertainment Village will be approximately 150,000-200,000 square feet, depending on market demand. The expansion of the Company’s role in the development of Adelaar and the Upgraded Casino Plan and Amended Adelaar Plan are subject to NYSGC and other approvals and will further increase the Company’s financing in connection with the Adelaar Project.

The Gaming Facility License

The Gaming Facility license will be effective as of the License Award Effective Date and shall have an initial duration of ten years from the License Award Effective Date. It shall be renewable thereafter for a period of at least an additional ten years, as determined by the NYSGC. The Gaming Facility License is also subject to certain conditions established by the NYSGC, which conditions require Montreign, and any successors and assigns, to:

•	pay an aggregate license fee of $51 million within 30 days of the License Award Effective Date;

•	deposit via cash or bond 10% of the Minimum Capital Investment (as defined below) on the License Award Effective Date;

•	invest, or cause to be invested, no less than approximately $854 million (the “Minimum Capital Investment”) in the development of the initial phase of Adelaar in accordance with the Upgraded Casino Plan and the Amended Adelaar Plan;

•	own or acquire, including by lease, the land where Montreign Resort Casino will be built within 60 days of the License Award Effective Date;

•	fulfill substantially the commitments and execute the Upgraded Casino Plan and the Amended Adelaar Plan;

•	commence gaming operations within 24 months following the License Award Effective Date upon the NYSGC’s approval to open Montreign Resort Casino for gaming following a determination that the Upgraded Casino Plan has been substantially completed in accordance with the construction plans, specifications and timelines submitted by Montreign;

•	comply with Article 15-A of the Executive Law and minority and woman business enterprise requirements and regulations for Montreign Resort Casino capital projects;

•	take all reasonable steps to obtain and comply in all material respects with all permits and zoning approvals required for the initial phase of the Adelaar Project;

•	maintain and comply in all material respects with the terms and conditions of agreements relating to live entertainment agreements; project labor agreements; labor peace agreements; cross-marketing agreements with local partners; and affirmative action program agreements, with notice and a reasonable opportunity to cure and defects or failures to comply;

•	create a minimum of 1,425 full time jobs and 96 part time jobs and undertake to establish workforce development and affirmative action programs that conform, at a minimum to the programs submitted by Montreign that comply with applicable regulations;

•	undertake to establish a problem gambling program conforming, at a minimum, to the program submitted by Montreign that complies with applicable regulations;

•	within 30 days of the Award Date and thereafter on a quarterly basis, update the NYSGC on the status of certain to which Montreign or certain entities and individuals that are required to be qualified by the NYSGC is a party;

•	comply with debt to equity ratios to be established by the NYSGC;

•	promptly inform in the NYSGC of any declared default or any failure to meet any material payment of interest or principal when due under any existing or future debt;

•	provide written notification to the NYSGC if Montreign intends to refinance existing debt or incur additional capital debt of $50 million or more during any consecutive twelve-month period;

•	comply with NYSGC regulations concerning the submission of audited financial statements;

•	submit to the NYSGC at least 90 days prior to the anticipated opening date of Montreign Resort Casino and thereafter implement and maintain a plan to comply with the federal anti-money laundering statute and applicable regulations; and

•	apply for a casino alcoholic beverage license in accordance with applicable regulations.

Financing

To support the Upgraded Casino Plan and the expenses related to the development of the Golf Course and Entertainment Village that are part of the initial phase of the Adelaar Project, the Company entered into amendments to the debt and equity financing commitments initially obtained in June 2014 in support of Montreign’s application for a Gaming Facility License. For the debt portion of the Company’s financing, in June 2014, Credit Suisse AG (“Credit Suisse”) committed to provide a senior secured credit facility (the “CS Credit Commitment”) of up to a maximum amount of $478 million. On September 22, 2015, Credit Suisse and the Company entered into a further amendment to the CS Credit Commitment increasing the financing commitment Credit Suisse provided up to a maximum of $545 million, which amount may be reduced by no more than $70 million depending on the amount of furniture, fixtures and equipment financing the Company otherwise obtains. The CS Credit Commitment provides that it may change the terms of the credit facility to ensure successful syndication. The CS Credit Facility is subject to various conditions precedent, including evidence of an equity investment in the Company in an amount which increased from an aggregate total of $150 million to an aggregate total of $301 million, of which $50 million was raised in a rights offering conducted by the Company in January 2015 (the “January 2015 Rights Offering”). With respect to the $301 million equity investment the Company is required to evidence, the Company is permitted to take into account an estimated $10 million of the amounts expended on the Casino Project prior to January 2015. The Company obtained the CS Credit Commitment to demonstrate its ability to finance the costs and expenses of the Casino Project. However, the Company has reserved the flexibility to reassess financing alternatives and either proceed with the debt financing described herein or pursue alternative means of debt financing on terms and conditions more beneficial to the Company.

For the equity investment portion of the Company’s financing and to redeem the outstanding Series E preferred stock, par value $0.01 per share, of the Company (the “Series E Preferred Stock”) in accordance with an existing settlement agreement, in June 2014, the Company and Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest stockholder, entered into a letter agreement (as amended, the “Commitment Letter”). Pursuant to the Commitment Letter, Kien Huat initially agreed to participate in, and backstop, a rights offering in an amount up to $150 million plus the amount needed to redeem the Series E Preferred Stock if the Company commenced a rights offering on the terms described in the Commitment Letter. For such commitment, the Company agreed to pay Kien Huat a fee of 1.0% of the maximum amount raised, of which 0.5% was paid upon execution of the Commitment Letter and the remaining 0.5% being due if a rights offering was launched. In addition, the Company agreed to pay for or reimburse Kien Huat for all of its out-of-pocket expenses in connection with the negotiation, execution and delivery of the Commitment Letter and the consummation of the transactions contemplated thereby. In partial satisfaction of Kien Huat’s obligations pursuant to the Commitment Letter, Kien Huat participated in, and backstopped, the January 2015 Rights Offering in the amount of $50 million. The proceeds of the January 2015 Rights Offering were used for the expenses relating to the pursuit of the Gaming Facility License for the Casino Project and for development purposes. The Company paid Kien Huat a portion of the commitment fee described in the Commitment Letter in the amount of $250,000 (representing 0.5% of the $50 million amount raised in the January 2015 Rights Offering) and reimbursed Kien Huat for its expenses in an amount of $40,000.

To support the Upgraded Casino Plan, the expenses related to the development of the Golf Course and Entertainment Village that are part of the Amended Adelaar Plan, to redeem the Series E Preferred Stock and to provide working capital for the Company, the Company and Kien Huat entered into a second amendment to the Commitment Letter (the “Second Amendment” or the “Second Amendment to the Commitment Letter”) on September 22, 2015. Pursuant to the Second Amendment to the Commitment Letter, Kien Huat increased its overall equity investment commitment to the Company from $150 million plus the amount necessary to redeem the Series E Preferred Stock to an aggregate total of $375 million, which amounts include the $50 million invested in the January 2015 Rights Offering. In particular, Kien Huat agreed to participate in, and backstop, this rights offering in an amount not to exceed $290 million and, if determines to commence a further rights offering (a “Follow-On Rights Offering”), Kien Huat also agreed to participate in, and backstop, such Follow-On Rights Offering on the same terms and conditions and at the same subscription price as this offering, in an amount not to exceed $35 million. Except for the increase in the overall commitment amount, the terms and conditions of the Commitment Letter remain unchanged.

As noted above, the Company agreed to pay Kien Huat a fee of 1.0% of the maximum amount raised, of which 0.5% was paid upon execution of the Commitment Letter and the remaining 0.5% being due if a rights offering was launched. In connection with the Second Amendment to the Commitment Letter, $975,000 was paid to Ken Huat, which is equal to 0.5% of $195,000,000, the amount by which Kien Huat increased its initial commitment.

We have entered into a standby purchase agreement (the “Standby Purchase Agreement”) with Kien Huat, whereby Kien Huat has agreed (i) to exercise its basic subscription rights to acquire approximately $30 million of our common stock within ten (10) days of the commencement of this rights offering with a closing proximate thereto and (ii) to exercise the remainder of its basic subscription rights prior to the expiration date of this rights offering. In addition, Kien Huat has agreed that it will exercise all rights not otherwise exercised by the other holders in the rights offering, which we refer to as the standby purchase, upon the same terms as the other holders. We will pay Kien Huat a fee of $1,450,000 for Kien Huat’s commitment pursuant to the Standby Purchase Agreement, which is equal to 0.5% of the maximum amount of this rights offering. Consummation of the standby purchase by Kien Huat is subject to usual and customary closing conditions. As of the date of this prospectus supplement, Kien Huat owns 6,238,207 shares, or approximately 65.3%, of our outstanding shares of common stock (which does not include 204,706 shares of common stock issuable upon exercise of option matching rights). In addition, upon the earlier to occur of the consummation of this rights offering and the maturity date of a convertible promissory note in the principal amount of $17.4 million issued to Kien Huat (the “Kien Huat Note”), which is March 15, 2016, the Kien Huat Note shall be converted automatically into 1,332,058 shares of our common stock.

Our common stock is traded in the Nasdaq Global Market under the symbol “NYNY.” We intend to list the subscription rights for trading on the Nasdaq Global Market under the symbol “NYNYR” during the course of the rights offering.

Our principal executive office is located at Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701. Our telephone number at that address is (845) 807-0001. Our website is located at www.empireresorts.com. Information contained on our website does not constitute a part of this prospectus supplement.

The Rights Offering

The following summary describes the principal terms of the rights offering, but it is not intended to be a complete description of the offering. Please see “The Rights Offering” for a more detailed description of the terms and conditions of the distribution of rights and the offering of our common stock.

Rights Granted	We will grant to each holder of record of our common stock and Series B Preferred Stock as of 5:00 p.m., on January 4, 2016, the record date for this rights offering (the “Record Date”), at no charge, one transferable subscription right for each 0.4748644 shares of our common stock owned, or into which the Series B Preferred Stock was convertible, on the Record Date. The rights will be evidenced by transferable subscription rights certificates. As of the date hereof, an aggregate of 9,560,851 shares of our common stock were outstanding and our Series B Preferred Stock was convertible into 2,390 shares of common stock. If and to the extent that our stockholders exercise their right to purchase our common stock, we will issue up to 20,138,888 shares and receive gross proceeds of up to approximately $290,000,000 in the rights offering. In that case, we will have approximately 29,699,739 shares of common stock outstanding after the rights offering (which amount does not include 2,390 shares of our common stock issuable upon conversion of our Series B Preferred Stock and 1,332,058 shares of common stock issuable upon conversion of the Kien Huat Note on the earlier of the consummation of this rights offering and the maturity date of the Kien Huat Note, which is March 15, 2016).

Basic Subscription Rights	Each subscription right entitles the holder to purchase one share of our common stock for $14.40 per share, the subscription price, which shall be paid in cash. The subscription price represents a 20% discount to the closing price of the Company’s common stock on December 31, 2015, the last trading day before the rights offering was launched. After the expiration date, the subscription rights will expire and have no value. We will not issue subscription rights to acquire fractional shares, but rather will round down the aggregate number of shares for which you may subscribe to the nearest whole share.

Oversubscription Rights	If you fully exercise your basic subscription right (including in respect of subscription rights transferred from others) and other holders of subscription rights do not fully exercise their basic subscription rights, the oversubscription right entitles you to purchase additional shares of our common stock up to the number of shares you purchased under your basic subscription right at the same subscription price per share. If an insufficient number of shares are available to fully satisfy all oversubscription right exercises by holders thereof, the available shares will be distributed proportionately among stockholders who exercised their oversubscription rights based on the number of shares each stockholder subscribed for under its basic subscription rights. The subscription agent will return any excess payments by mail without interest or deduction as soon as practicable after the expiration of the subscription period.

Subscription Price	$14.40 per share, which shall be paid in cash. In order to be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Record Date	As of 5:00 p.m. on January 4, 2016.

Expiration Date	5:00 p.m., New York City time, on February 10, 2016, subject to extension or earlier termination. Subscription rights shall be irrevocable once they are exercised and shall continue to be irrevocable in the event the rights offering is extended.

Stockholder Participation	We have entered into a standby purchase agreement with our largest stockholder, Kien Huat, whereby Kien Huat has agreed (i) to exercise its basic subscription rights to acquire approximately $30 million of our common stock within ten (10) days of the commencement of this rights offering with a closing proximate thereto and (ii) to exercise the remainder of its basic subscription rights prior to the expiration date of this rights offering. As of the date hereof, Kien Huat beneficially owns 6,238,207 shares of our common stock representing approximately 65.3% of our outstanding shares of common stock as of the date hereof (which does not include 204,706 shares of common stock issuable upon exercise of option matching rights and 1,332,058 shares issuable upon conversion of the Kien Huat Note upon the earlier of the consummation of this rights offering and the maturity date of the Kien Huat Note, which is March 15, 2016).

In addition, Kien Huat agreed that it would exercise all rights not otherwise exercised by the other holders in the rights offering, which we refer to as the standby purchase, upon the same terms as the other holders. We will pay Kien Huat a fee of $1,450,000 for Kien Huat’s commitment pursuant to the standby purchase agreement and reimburse Kien Huat’s expenses in an amount not to exceed $50,000. Consummation of the standby purchase by Kien Huat is subject to usual and customary closing conditions.

The rights offering and the offering pursuant to the standby purchase agreement is being made to Kien Huat in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The subscription rights and shares issued in respect of Kien Huat’s participation in the rights offering are not covered by the registration statement of which this prospectus forms a part.

Transferability of Rights	The subscription rights will be transferable from the commencement of the rights offering until 4:00 p.m., New York City time, on February 9, 2016, the trading day immediately preceding the expiration date of the rights offering. You may seek to sell your subscription rights through normal investment channels. Kien Huat has agreed not to transfer its subscription rights.

The subscription rights have been approved for listing on the Nasdaq Global Market under the symbol “NYNYR” (CUSIP Number 292052123). The Company currently expects the subscription rights will begin to trade on Nasdaq on January 5, 2016 and will continue to trade until 4:00 p.m., New York City time, on February 5, 2016, unless the Company terminates the rights offering or extends the rights offering.

The subscription rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the subscription rights will develop or, if a market does develop, of the prices at which the subscription rights will trade or whether such market will be sustainable throughout the period when the subscription rights are transferable. Therefore, we cannot assure you that you will be able to sell any of our subscription rights or as to the value you may receive in a sale. See “They Rights Offering—Transferability of Rights”.

No Revocation	Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke, change or cancel your exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $14.40 per share.

Amendment, Extension and Termination	We may extend the expiration date at any time after the Record Date. Subscription rights shall be irrevocable once they are exercised and shall continue to be irrevocable in the event that the rights offering is extended. We may also amend or modify the terms of the rights offering at any time prior to the expiration date, including if we extend the rights offering. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason. In the event the rights offering is terminated, then the subscription agent will return all subscription funds without interest or deduction to those persons who exercised their subscription rights.

Procedure for Exercising Rights	If you are a record holder of common stock or Series B Preferred Stock and you wish to exercise your subscription rights, you must complete the rights certificate and deliver it to the subscription agent, Continental Stock Transfer & Trust Company, together with full payment for all the subscription rights you elect to exercise under your basic subscription right and oversubscription right prior to the expiration of the rights offering. You may deliver such subscription documents and payments by mail or commercial carrier. If you use the mail, we recommend that you use insured, registered mail, return receipt requested.

If you hold our common stock in “street name” through a broker, custodian bank or other nominee, you will not receive an actual subscription rights certificate. We will ask your broker, custodian bank or other nominees to notify you of the rights offering. As described in this prospectus supplement, you must instruct your broker, dealer, custodian bank or other nominee whether or not to exercise rights on your behalf. You should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner’s Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

If you cannot deliver your rights certificate to the subscription agent before the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” on page 37.

Payment Adjustments	If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any oversubscription rights exercised and permitted, the subscription agent will return to you the excess funds without interest or a deduction therefrom.

How Foreign Stockholders Can Exercise Rights
The subscription agent will not mail this prospectus supplement or the rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value. Please see “The Rights Offering—Foreign Stockholders.”

Possible Restrictions on Exercise by Stockholders Residing in Certain States
We will not issue shares to any stockholder who is required to obtain prior clearance or approval from, or submit a notice to, any state or federal regulatory authority to acquire, own or control such shares if we determine that, as of the expiration date of the rights offering, such clearance or approval has not been satisfactorily obtained and any applicable waiting period has not expired.

Material United States Federal Income Tax Consequences	Although the treatment of the receipt of the subscription rights for U.S. federal income tax purposes is subject to uncertainty:

•	We intend to take the position that the receipt of a subscription right pursuant to this rights offering will not be treated as a taxable distribution for U.S. federal income tax purposes;

•	A holder exercising a subscription right would be treated as purchasing a share of common stock for cash in an amount equal to the subscription price and would have a tax basis in the common stock equal to the amount of such subscription price and a holding period beginning the day after the exercise;

•

A U.S. Holder would recognized short-term capital gain or loss upon the sale of a subscription right equal to the amount realized on such sale and the holder’s adjusted tax basis in the subscription right. A holder should generally have a zero adjusted tax basis in a subscription right so long as the fair market value of the subscription right is less than 15% of the value of such holder’s share of our common stock at the time of the distribution, unless the holder makes a basis allocation election; and

•	No U.S. federal income tax consequences should result from the expiration of a subscription right without being exercised.

For a detailed discussion of the material U.S. federal income tax considerations relating to the receipt, exercise, sale and expiration of the subscription rights, please see “Material United States Federal Income Tax Consequences”. Stockholders should consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. income, estate and other tax considerations relating to the receipt, exercise, sale and expiration of the subscription rights in light of their particular circumstance.

Issuance of Our Common Stock	If you purchase shares through the rights offering, we will issue the underlying shares to you as soon as practicable after the completion of the rights offering.

No Recommendations to Rights Holders
An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus supplement. Our Board of Directors is making no recommendation regarding whether you should exercise your subscription rights.

Use of Proceeds	The net proceeds will be used: (i) for the expenses relating to the development of the Casino Project, (ii) to redeem the Series E Preferred Stock in accordance with an existing settlement agreement and (iii) for the expenses related to the development of the Golf Course and Entertainment Village and to support the working capital needs of the Company. Please see “Use of Proceeds”.

Subscription Agent	Continental Stock Transfer & Trust Company

Information Agent	Morrow & Co., LLC

Risk Factors	Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 22 of this prospectus supplement and beginning on page 4 of the accompanying prospectus, and all other information appearing elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Listing	Our common stock trades on the Nasdaq Global Market under the symbol “NYNY,” and the shares to be issued in connection with this rights offering will also be listed on the Nasdaq Global Market under the same symbol. We intend to list the subscription rights for trading on the Nasdaq Global Market under the symbol “NYNYR” during the course of the rights offering.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock, and our business.

What is a rights offering?

A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest in the Company, enabling you to maintain or possibly increase your current percentage ownership of the Company.

Why are we engaging in a rights offering and how will we use the proceeds from the rights offering?

The purpose of the rights offering is to raise equity capital for the Company in a cost-effective manner that allows all stockholders to participate. The net proceeds will be used (i) for the expenses relating to the development of the Casino Project, (ii) to redeem the Series E Preferred Stock in accordance with an existing settlement agreement and (iii) for the expenses related to the development of the Golf Course and the Entertainment Village, and to support the working capital needs of the Company. Please see “Use of Proceeds”.

Am I required to exercise all of the rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise your basic subscription rights in full, you will not be entitled to participate in the oversubscription right.

What is the basic subscription right?

Each subscription right evidences a right to purchase one share of our common stock at a subscription price of $14.40 per share, which represents a 20% discount to the closing price of the Company’s common stock on December 31, 2015, the last trading day before the rights offering was launched. You will receive one basic subscription right for each 0.4748644 shares of common stock you own, or into which your Series B Preferred Stock was convertible, as of 5:00 p.m. on January 4, 2016.

In order to properly exercise your basic subscription right, you must deliver the subscription payment and a properly completed rights certificate, or if you hold your rights through a broker, dealer, custodian bank or other nominee, complete and return to your record holder the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by your record holder related to your basic subscription right prior to the expiration of the rights offering. If you hold your shares of common stock in street name through a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue to your nominee a number of subscription rights to which you are entitled for each share of our common stock you own on the Record Date.

What is the oversubscription right?

The oversubscription right provides stockholders that exercise their basic subscription rights in full the opportunity to purchase the shares that are not purchased by other stockholders. Only holders who fully exercise all of their basic subscription rights, after giving effect to any purchases or sales of subscription rights prior to the time of such exercise, may participate in the over-subscription privilege. If you fully exercise your basic subscription right and other holders of subscription rights do not fully exercise their basic subscription rights, the oversubscription right entitles you to purchase additional shares of our common stock up to the number of shares you purchased under your basic subscription right at the same subscription price per share. If an insufficient number of shares are available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among rights holders who exercise their oversubscription right based on the number of shares each rights holder subscribed for under the basic subscription right. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

In order to properly exercise your oversubscription right, you must deliver the subscription payment related to your oversubscription right prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your oversubscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you under the oversubscription right (i.e., the same number of shares, and the same aggregate subscription price, paid for the full exercise of your basic subscription right). Please see “The Rights Offering—The Subscription Rights—Over-Subscription Right.” Any excess subscription payments received by the subscription agent, including payments for additional shares of common stock you requested to purchase pursuant to the over-subscription privilege but which were not allocated to you, will be returned, without interest, promptly following the expiration of the rights offering.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus supplement, the subscription agent will send a subscription rights certificate to each registered holder of common stock and Series B Preferred Stock as of 5:00 p.m., New York City time, on the Record Date. If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, you will not receive an actual subscription rights certificate. Instead, DTC will electronically issue one subscription right to your nominee record holder for every 0.4748644 share of common stock that you beneficially own as of the Record Date.

What agreements do we have with the Standby Purchaser and will the Standby Purchaser receive any compensation for its commitment?

Kien Huat beneficially owns 6,238,207 shares of common stock, or 65.3% of our outstanding shares of common stock on the Record Date. This number does not include 204,706 shares issuable upon exercise of outstanding option matching rights and approximately 1,332,058 shares issuable upon conversion of an outstanding convertible note held by Kien Huat on the earlier of the consummation of this rights offering and the maturity date of the Kien Huat Note, which is March 15, 2016. We have entered into a Standby Purchase Agreement with Kien Huat, whereby Kien Huat has agreed (i) to exercise its basic subscription rights to acquire approximately $30 million of our common stock within ten (10) days of the commencement of this rights offering with a closing proximate thereto and (ii) to exercise the remainder of its basic subscription rights prior to the expiration date of this rights offering. In addition, Kien Huat has agreed to exercise all rights not otherwise exercised by the other holders in the rights offering upon the same terms as the other holders. We agreed to pay Kien Huat a fee of $1,450,000 pursuant to the Standby Purchase Agreement, which is equal to 0.5% of the maximum amount of this rights offering. Consummation of the standby purchase by Kien Huat is subject to usual and customary closing conditions. The rights offering and the offering pursuant to the standby purchase agreement are being made to Kien Huat in reliance on an exemption from the registration requirements of the Securities Act. The subscription rights and the shares issued in respect of Kien Huat’s participation in the rights offering are not covered by the registration statement of which this prospectus forms a part.

The Company and Kien Huat entered into the Standby Purchase Agreement in accordance with the terms of the Second Amendment to the Commitment Letter, which was executed on September 22, 2015. Pursuant to the Second Amendment to the Commitment Letter, Kien Huat increased its overall equity investment commitment to the Company from $150 million plus the amount necessary to redeem the Series E preferred stock to an aggregate total of $375 million, which amounts include $50 million invested by Kien Huat in the January 2015 Rights Offering. In particular, Kien Huat has agreed to participate in, and backstop, two additional rights offerings in support of the Casino Project and the further involvement in the development of the Adelaar Project, to redeem the Series E preferred stock, as well as to support the working capital needs of the Company. Kien Huat has agreed to participate in, and backstop this offering in an amount not to exceed $290 million and, if the Company determines to commence a Follow-On Rights Offering, Kien Huat has agreed to participate in, and backstop, such Follow-On Rights Offering on the same terms and conditions and at the same subscription price as this offering, in an amount not to exceed $35 million.

Who will receive subscription rights?

Holders of our common stock and Series B Preferred Stock will receive one transferable subscription right for each 0.4748644 shares of common stock owned, or into which our Series B Preferred Stock was convertible, as of 5:00 p.m. on January 4, 2016, the Record Date.

How many shares may I purchase if I exercise my subscription rights?

You will receive one transferable subscription right for each 0.4748644 shares of our common stock that you owned, or into which your Series B Preferred Stock was convertible, as the Record Date. Each subscription right evidences a right to purchase one share of our common stock at a subscription price of $14.40 per share. You may exercise any number of your subscription rights.

What will happen if I choose not to exercise my subscription rights?

If you choose not to exercise your subscription rights you will retain your current number of shares of common stock, or shares of common stock issuable upon the conversion of Series B Preferred Stock, of the Company. Stockholders who do not exercise in full their subscription rights granted in the rights offering will own a smaller percentage of the total shares outstanding if and to the extent other stockholders fully exercise their basic and oversubscription rights. Your subscription rights will expire and have no value if they are not exercised prior to 5:00 p.m., New York City time, on February 10, 2016, the expected expiration date of this rights offering.

May I transfer my subscription rights?

Yes. The subscription rights are transferable during the course of the rights offering (although Kien Huat has agreed not to transfer its subscription rights). As a result, you may transfer or sell your subscription rights if you do not want to exercise them to purchase common stock. The subscription rights have been approved for listing under the symbol “NYNYR” on the Nasdaq Global Market. The Company expects the subscription rights will begin to trade on January 5, 2016 and will continue to trade until 4:00 p.m., New York City time, on February 5, 2016, unless the Company terminates or extends the rights offering. See “The Rights Offering—Transferability of Rights”. However, the subscription rights are a new issue of securities with no prior trading market and we cannot provide you with any assurance as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

If you hold your shares through a broker, custodian bank or nominee, you may sell your subscription rights by contacting your broker, custodian bank or other nominee prior to 4:00 p.m., New York City time, on February 5, 2016, the third trading day preceding the expiration date of this rights offering. To sell your rights, in addition to any other procedures your broker, custodian bank or other nominee may require, you must deliver your order to sell to your broker, custodian bank or other nominee such that it will be actually received prior to 4:00 p.m., New York City time, on February 5, 2016, the third trading day prior to the expiration date of this rights offering. If you are a record holder of a subscription right certificate, you may take your subscription rights certificate to a broker who can sell your subscription rights for you. To do so, you must deliver your properly executed subscription rights certificate, with appropriate instructions, and any additional documentation required by the broker. Commissions and applicable taxes or broker fees may apply if you sell your subscription rights.

What is the effect of transferring my subscription rights?

You may transfer or sell your subscription rights if you do not want to exercise them to purchase common stock. However, if you transfer all or a portion of your subscription rights, you will be unable to purchase common stock with such subscription rights. In addition, if you transfer all or a portion of your subscription rights, you will not be entitled to exercise the over-subscription privilege with respect to the portion of your rights so transferred.

What is the effect of purchasing subscription rights?

The subscription rights are transferable during the course of the rights offering. However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of the trading market for the subscription rights or the market value of the subscription rights after your purchase. Additionally, if the Company cancels the rights offering, the subscription rights will be void, of no value and will cease to be exercisable for common stock. If you purchase subscription rights during the rights offer and the Company cancels the rights offering, you will lose the entire purchase price paid to acquire such subscription rights in the market. However, any subscription payments received by the subscription agent will be returned to you, without interest, as soon as practicable. See “Risk Factors—Risks Relating to the Rights Offering—Because we may terminate or cancel the rights offering at any time, your participation in the rights offering is not assured.”

Does the Company need to achieve a certain participation level in order to complete the rights offering?

No. We may choose to consummate, amend, extend or terminate the rights offering regardless of the number of subscription rights exercised by holders.

Can the Company amend the terms of, cancel or extend the rights offering?

Yes. Although we do not intend to do so, we may amend the terms of the rights offering or modify the duration of the rights offering at any time prior to the expiration of the rights offering. In addition, the Company has the right to withdraw and cancel the rights offering if, at any time prior to its expiration, the Board of Directors of the Company determines, in its sold discretion, that the rights offering is not in the best interest of the Company or its stockholders or that market conditions are such that it is not advisable or consummate the rights offering. If the rights offering is cancelled, any money received from subscribing stockholders will be returned, without interest, as soon as practicable. If the Company cancels the rights offering, the subscription rights will be void, of no value and will cease to be exercisable for common stock. If you purchase rights during the rights offering and the Company cancels the rights offering, you will lose the entire purchase price paid to acquire such subscription rights in the market. However, any subscription payments received by the subscription agent will be returned to you, without interest, as soon as practicable. The Company may also extend the rights offering, although currently we do not intend to do so.

When will the rights offering expire?

The subscription rights will expire and have no value, if not exercised prior thereto, at 5:00 p.m., New York City time, on February 10, 2016, unless we decide to extend the rights offering expiration date until some later time. Please see “The Rights Offering—Expiration of the Rights Offering and Amendments, Extensions and Termination.” The subscription agent must actually receive all required documents and payments before the expiration date. There is no maximum duration for the rights offering.

How will I be notified if the rights offering is extended, amended or terminated?

Any extension, amendment or termination will be followed promptly by a public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next trading day after the previously scheduled expiration date. For more information regarding notification of extensions, amendments or terminations of the rights offering, see “The Rights Offering—Amendment, Extension or Cancellation.”

How do I exercise my subscription rights if I am a registered holder of common stock or Series B Preferred Stock?

If you are a holder of record of our common stock or Series B Preferred Stock, you may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each share of common stock you subscribe for, to the subscription agent on or prior to 5:00 p.m., New York City time, on the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. In certain cases, you may be required to provide additional documentation or signature guarantees. Please follow the delivery instructions on the subscription rights certificate.

Do not deliver subscription documents, the subscription rights certificate or payment to the Company.

The risk of delivery to the subscription agent of your subscription documents, subscription rights certificate and payment is borne by you and not by the Company or the subscription agent. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them prior to 5:00 p.m., New York City time, on February 10, 2016.

How do I exercise my subscription rights if my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your common stock in the name of a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf in accordance with your instructions. We will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled, “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

How do I exercise subscription rights that were purchased during the rights offering?

If you purchased subscription rights during the rights offering through a broke, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, your broker, dealer, custodian bank or other nominee must exercise the subscription rights on our behalf in accordance with your instructions.

What should I do if I want to participate in the rights offering, but I am a stockholder with a foreign address or a stockholder with an APO or FPO address?

The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Will I be charged a sales commission or a fee if I exercise my subscription rights?

We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Are there any conditions to my right to exercise my subscription rights?

The exercise of your subscription rights is not subject to the satisfaction of any conditions. However, we reserve the right to amend, extend, cancel, terminate or otherwise modify the rights offering at any time before completion of the rights offering for any reason. Please see “The Rights Offering—Conditions to and Cancellation of the Rights Offering.” Moreover, we will not be required to issue to you our common stock pursuant to this rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities, including the NYSGC, to own or control the shares and if, at the time this rights offering expires, you have not obtained this clearance or approval.

Will fractional common stock be issued in the rights offering?

No. We will not issue fractional shares of common stock in the rights offering, but will rather round down the aggregate number of shares for which you may subscribe to the nearest whole share. Holders will only be entitled to purchase a whole number of shares of common stock.

Has the Board of Directors made a recommendation regarding the rights offering?

Our Board of Directors is not making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the “Risk Factors” sections set forth in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein or therein, and of your best interests.

Is exercising my subscription rights risky?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of common stock and should be considered as carefully as you would consider any other equity investment. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities. Among other things, you should carefully consider the risks described in the section entitled “Risk Factors” in this prospectus supplement, beginning on page 22 and in the accompanying prospectus beginning on page 4.

How many shares of common stock will be outstanding after the rights offering?

Pursuant to the Standby Purchase Agreement, Kien Huat has agreed to purchase any shares not purchased by other holders. As a result, if the rights offering is consummated, we will issue approximately 20,138,888 shares of common stock. In that case, we will have approximately 29,699,739 shares of common stock outstanding after the rights offering (which amount does not include 2,390 shares of our common stock issuable upon conversion of our Series B Preferred Stock and 1,332,058 shares of common stock issuable upon conversion of the Kien Huat Note on the earlier of the consummation of this rights offering and the maturity date of the Kien Huat Note, which is March 15, 2016). This would represent an increase of approximately 211% in the number of currently outstanding shares of common stock. Upon conversion of the Kien Huat Note, there will be 31,031,797 shares of common stock issued and outstanding.

What will be the proceeds of the rights offering?

If we sell all the shares being offered, we will receive gross proceeds of approximately $290,000,000. Pursuant to the Standby Purchase Agreement, Kien Huat has agreed to purchase any shares not purchased by other holders.

After I exercise my rights, can I change my mind and change or cancel my purchase?

No. Once you exercise and send in your subscription rights certificate and payment you cannot revoke, change or cancel the exercise of your subscription rights, even if you later learn information about the Company that you consider to be unfavorable and even if the market price of our common stock falls below the $14.40 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $14.40 per share. Please see “The Rights Offering—No Revocation or Change.”

What are the material U.S. federal income tax consequences of receiving and exercising my subscription rights?

You should discuss with your tax advisor the tax consequences of receiving and exercising a subscription right. We intend to take the position that the receipt of a subscription right on our shares of common stock pursuant to this rights offering will not be treated as a taxable distribution for U.S. federal income tax purposes. However, the receipt of subscription rights on our Series B Preferred Stock will be a taxable distribution with those effects described in “Certain Material United States Federal Income Tax Considerations.” If you exercise a subscription right, you would be treated as purchasing a share of common stock for cash in an amount equal to the subscription price and would have a tax basis in the common stock equal to the subscription price and a holding period beginning the day after the exercise. For a detailed discussion, see “Certain Material United States Federal Income Tax Considerations”.

What are the material U.S. federal income tax consequences if I sell a subscription right?

You should discuss with your tax advisor the tax consequences of selling a subscription right. However, if you sell a subscription right, you should generally expect to recognize capital gain or loss upon the sale of a subscription right equal to the amount realized on such sale and your adjusted tax basis in the subscription right. For a detailed discussion, see “Certain Material United States Federal Income Tax Considerations”.

If I exercise my subscription rights, when will I receive shares of common stock I purchased in the rights offering?

We will issue certificates representing your shares of our common stock, or credit your account at your broker, custodian bank or other nominee with shares of our common stock, electronically in registered, book-entry form only on our records or on the records of our transfer agent, Continental Stock Transfer & Trust Company, that you purchased pursuant to your basic subscription and oversubscription rights as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, custodian bank or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder. If you are the record holder of your shares, then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail or courier service to Continental Stock Transfer & Trust Company, the subscription agent. The address for delivery to the subscription agent is as follows:

For Delivery by Hand/Mail/Overnight Courier

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attn: Corporate Actions Department

Phone Number: (917) 262-2378

Your delivery other than in the manner or to the address listed above will not constitute valid delivery.

What if I have other questions?

If you have other questions about the rights offering, stockholders may call Morrow & Co., LLC, the Information Agent, by telephone at (855) 201-1081 and banks and brokerage firms may contact Morrow & Co., LLC at (203) 658-9400. Morrow & Co., LLC may also be contacted by email at empire.info@morrowco.com.

FOR A MORE COMPLETE DESCRIPTION OF THE RIGHTS OFFERING, PLEASE SEE THE SECTION OF THIS PROSPECTUS SUPPLEMENT CAPTIONED “THE RIGHTS OFFERING”.

RISK FACTORS

Prospective investors should carefully consider the following risk factors, together with the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, in evaluating the Company and its business before purchasing our securities. In particular, prospective investors should note that this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and that actual results could differ materially from those contemplated by such statements. The factors listed below, in the accompanying prospectus and in the documents incorporated by reference herein and therein represent certain important factors which we believe could cause such results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated.

Risks Relating to this Rights Offering

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

The subscription price in the rights offering is equal to $14.40. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the subscription price an indication of the value of the Company or our common stock.

You may not revoke your subscription exercise, even if the rights offering is extended, and your purchase of shares in the rights offering may be at a price higher than the market price.

Once you exercise your subscription rights, you may not revoke the exercise. If we decide to extend the duration of the rights offering, you still may not revoke the exercise of our subscription rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the market price of our common stock falls below the subscription price, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price. Until certificates are delivered or your account at your broker, custodian bank or other nominee is credited upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. We will issue certificates representing your shares of our common stock, or credit your account at your broker, custodian bank or other nominee with shares of our common stock, electronically in registered, book-entry form only on our records or on the records of our transfer agent, Continental Stock Transfer & Trust Company, that you purchased pursuant to your basic subscription and oversubscription rights as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected.

If the rights offering is not fully subscribed, Kien Huat will increase its ownership percentage.

On January 4, 2016, Kien Huat owned approximately 65.3% of our outstanding shares of common stock (excluding additional shares of common stock that may be issued upon exercise of any option matching rights and upon conversion of the Kien Huat Note). In addition, upon the earlier to occur of the consummation of this rights offering and the maturity date of the Kien Huat Note, which is March 15, 2016, the Kien Huat Note shall be converted automatically into 1,332,058 shares of our common stock, which would increase Kien Huat’s ownership percentage to 89.3% of our outstanding shares of common stock immediately upon consummation of the rights offering if holders other than Kien Huat do not exercise their subscription rights granted in this rights offering. As a stockholder as of the Record Date, Kien Huat will have the right to subscribe for and purchase shares of our common stock under the rights offering. Kien Huat has agreed to exercise (i) its basic subscription rights to acquire approximately $30 million of our common stock within ten days of the commencement of this rights offering with a closing proximate thereto and (ii) to exercise the remainder of its basic subscription rights prior to the expiration date of this offering. In addition, Kien Huat agreed it would exercise all rights not otherwise exercised by the other holders in the rights offering. To the extent Kien Huat participates in the rights offering and other stockholders do not, Kien Huat will increase its percentage of ownership. Although Kien Huat has expressed no interest in doing so, Ken Huat is not restricted from acquiring additional shares of our common stock, including through open-market purchases, and, pursuant to Delaware law, if Kien Huat obtains 90% or more of our outstanding common stock, Kien Huat would have the ability to effect a short-form merger of the Company without approval of the board of directors or the Company’s other stockholders. Such a merger could result in changes to the Company’s capital structure, such as the Company becoming a wholly-owned subsidiary of Kien Huat.

No prior market exists for the subscription rights and a liquid and reliable market for the subscription rights may not develop.

Although the subscription rights issued in the rights offering are transferable and we intend to list them for trading on the Nasdaq Global Market during the course of the rights offering, we cannot give any assurance that the subscription rights will trade on the Nasdaq Global Market, that an active market for the subscription rights will develop or be maintained during the course of the rights offering or, if a market does develop, the prices at which the subscription rights will trade. You may have difficulty selling your subscription rights should you decide to do so. Any market price of our subscription rights may not necessarily bear any relationship to our book value, assets, past results of operations, financial condition or any other established criteria of value, and may not be indicative of the market price for shares of our common stock in the future.

Because we may terminate the offering at any time prior to the expiration date, your participation in the rights offering is not assured.

We do not intend, but have the right, to terminate the offering at any time prior to the expiration date. If we determine to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any money received from subscribing stockholders promptly, without interest or deduction.

You will need to act promptly and to carefully follow the subscription instructions, or your exercise of subscription rights will be rejected.

Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the 5:00 p.m., New York City time, on February 10, 2016, the expected expiration date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the subscription period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, or you send an incorrect payment amount, or your payment does not clear, or you otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering prior to the expiration date, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You will not receive interest on subscription funds, including any funds ultimately returned to you.

You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this rights offering. In addition, if we cancel the rights offering or if you exercise your oversubscription right and are not allocated all of the shares of common stock for which you oversubscribe, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

You may not receive all of the shares you subscribe for pursuant to oversubscription rights.

If an insufficient number of shares are available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among stockholders who exercised their oversubscription rights based on the number of shares each stockholder subscribed for under their basic subscription rights.

You may not be able to resell any of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise your subscription rights, you may not be able to resell the underlying common stock until you or your broker, dealer, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a holder of the shares of common stock you purchased in this rights offering until we issue the shares to you. Although we will endeavor to issue the shares promptly after completion of this rights offering, there may be a delay between the expiration date and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

If you do not fully exercise your subscription right, your interest in us will be significantly diluted if and to the extent other stockholders fully exercise their basic and oversubscription rights. In addition, if you do not exercise your subscription rights in full and the subscription price is less than the fair value of our common stock, then you would experience an immediate dilution of the aggregate fair value of your shares, which could be substantial.

If you do not choose to fully exercise your subscription rights, your percentage ownership interest in us will decrease if and to the extent other stockholders fully exercise their basic and oversubscription rights. If you do not exercise your subscription rights at all, your percentage ownership in us could decrease significantly, if and to the extent other stockholders fully exercise their basic and oversubscription rights. In addition, if you do not exercise your subscription rights in full and the subscription price is less than the fair value of our common stock, you would experience immediate dilution of the value of your shares relative to what your value would have been had our common stock been issued at fair value. This dilution could be substantial.

The issuance of additional shares of our common stock could limit our ability to apply our net operating loss carryforwards to offset our taxable income (if any) in any future year.

The issuance of shares of our common stock to Kien Huat in connection with its participation in the rights offering may, when considered with other changes in ownership, constitute a change in ownership as defined under Section 382 of the United States Internal Revenue Code of 1986, as amended. If a change in ownership is deemed to have occurred, our net operating loss carryforwards that could be applied to offset our taxable income (if any) in any future year would be limited. We cannot determine what effect, if any, these factors would have on the trading price of our common stock.

The tax treatment of the receipt of the subscription rights by holders of common stock is subject to uncertainty and alternative characterizations could apply.

The receipt of subscription rights by holders of common stock with respect to our Series B Preferred Stock will be a taxable distribution. The tax treatment of the receipt of the subscription rights is unclear. While we intend to take the position that the receipt of a subscription right by a holder of common stock pursuant to this rights offering will not be treated as a taxable distribution with respect to such holder’s common stock in the Company for U.S. federal income tax purposes, it is possible that such receipt could be treated instead as a taxable distribution. If such treatment were to apply, a holder would need to fund any tax resulting from the receipt of the subscription rights with cash from other sources. Holders are urged to consult their tax advisors regarding the proper federal income tax treatment of the receipt of subscription rights.

We will require additional financing in order to develop the Casino Project, the Golf Course and the Entertainment Village and to finance matters related to the Adelaar Project and we may be unable to meet our future capital requirements and execute our business strategy without such financing.

Because we are unable to generate sufficient cash from our operations to develop the Casino Project, Golf Course and Entertainment Village, we will be required to rely on external financing. In addition to this offering, such transactions may include the Follow-On Rights Offering and private offerings, underwritten or “best efforts” offerings to the public or additional rights offerings to current stockholders, including pursuant to our universal shelf registration statement on Form S-3 declared effective by the Securities and Exchange Commission. Some of these funds may need to be raised in the short-term to support the on-going expenses of developing the Casino Project, the Golf Course and the Entertainment Village. The sale of additional equity to support the Casino Project, Golf Course and Entertainment Village could result in significant dilution to the existing stockholders. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of the common stock. If funds are not available when needed, or available on acceptable terms, we may be required to delay, scale back or eliminate some of our obligations with respect to the Adelaar Project, including the Casino Project. In addition, we may not be able to grow market share, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could negatively impact our business, operating results and financial condition.

Future sales of our common stock by our insiders may cause our stock price to decline.

A portion of our outstanding shares are held by directors and executive officers. Resales of a substantial number of shares of our stock by these stockholders, announcements of the proposed resale of substantial amounts of our stock, or the perception that substantial resales may be made by such stockholders could adversely impact the market price of our stock. Some of our directors and executive officers have entered into Rule 10b5-1 trading plans pursuant to which they have arranged to sell shares of our common stock from time to time in the future. Actual or potential sales by these insiders, including those under a pre-arranged Rule 10b5-1 trading plan may adversely impact the market price of our stock.

Risks Relating to the Development of Montreign Resort Casino

The development of the Montreign Resort Casino will be capital intensive and we may not be able to proceed with the development project because of market conditions, which could put us at a competitive disadvantage.

The development of Montreign Resort Casino will require substantial additional capital and will generate no cash flow until the project is complete. The Company obtained the CS Credit Commitment, pursuant to which Credit Suisse has committed to provide up to $545 million of debt financing. However, the Company has reserved the flexibility to reassess financing alternatives and either proceed with such debt financing or pursue alternative means of debt financing on terms and conditions more beneficial to the Company. However, we may not be able to obtain such alternative debt financing because of market conditions. If we are unable to obtain the additional financing necessary to complete the development of Montreign Resort Casino on terms and conditions that are acceptable to the Company, our business, financial condition and results of operation will be materially adversely affected.

Failure to finalize and draw upon our CS Credit Commitment would mean we would need to find alternative funding sources, could result in less attractive financing terms and could delay or preclude the construction of Montreign Resort Casino.

The Company has entered into a commitment letter with Credit Suisse for the provision of a credit facility of up to $545 million to construct the Montreign Resort Casino. The commitment letter is not a binding agreement to provide us loans and remains subject to the execution of definitive documentation, negotiation of material terms and conditions and syndication, due diligence, receipt of certain credit ratings and several other material conditions precedent to closing and funding. There can be no assurance that the definitive terms and conditions of the credit facility under the CS Credit Commitment will not differ materially from those currently contemplated or that all the conditions to close and fund will be met by that time or at all. If we were unable to finalize and borrow under the CS Credit Commitment, we may have to find a new group of lenders and negotiate new financing terms or consider other financing alternatives. If required, it is possible that new financing would not be available or would have to be procured on substantially less attractive terms, which could damage the economic viability of Montreign Resort Casino. The need to arrange such alternative financing would likely also delay the construction of Montreign Resort Casino, which would affect our cash flows, results of operations and financial condition.

Montreign Resort Casino has no operating history and our projections on the operations of such property may not serve as an adequate basis to judge our future operating results and prospects.

There is no limited historical information available about Montreign Resort Casino upon which you can base your evaluation of business and prospects of such project. The development of Montreign Resort is in the very early stages of development and will generate no revenue until the completion of the project. As a result, you should consider our business and prospects in light of the risks, expenses and challenges that we will face as a company seeking to develop and operate a major new development project and gaming businesses in a rapidly growing and intensely competitive market.

We have encountered and will continue to encounter risks and difficulties frequently experienced by companies developing a major new project, and those risks and difficulties may be heightened in a rapidly developing market such as the gaming market in the northeastern United States. Some of the risks relate to our ability to:

•	complete our construction projects within their anticipated time schedules and budgets;

•	attract and retain customers and qualified employees;

•	operate, support, expand and develop our operations and our facilities;

•	maintain effective control of our operating costs and expenses;

•	raise the additional capital necessary to complete Montreign Resort Casino;

•	develop and maintain internal personnel, systems and procedures to assure compliance with the extensive regulatory requirements applicable to the gaming business;

•	respond to changes in our regulatory environment; and

•	respond to competitive market conditions.

If we are unable to complete any of these tasks, we may be unable to complete and operate Montreign Resort Casino in the manner we contemplate and generate revenues in the amounts and by the times we anticipate. We may also be unable to meet the conditions to draw on one or more of our financing facilities to be obtained in order to fund our development and construction activities or may suffer a default under one or more of our financing facilities. If any of these events were to occur, it would cause a material adverse effect on our business and prospects, financial condition, results of operation and cash flows.

We could encounter problems that substantially increase the costs to develop Montreign Resort Casino and delay or prevent the opening of one or more of our projects.

The anticipated costs and targeted completion date for Montreign Resort Casino are based on budgets, architectural and construction plans and schedule estimates that we have prepared with the assistance of architects and contractors. The anticipated costs for Montreign Resort Casino are based on preliminary projections and budgets, conceptual design documents and schedule estimates that we have prepared with the assistance of our architects and contractors and are subject to change as the plans and design documents are finalized and actual construction work commences. The total project costs for the initial phase of Adelaar, including the value of land for the project site, anticipated land and construction costs, FF&E, pre-opening expenses, capitalized fees and finance costs, initial working capital requirements, are currently estimated to be approximately $1.3 billion. Montreign Resort Casino is subject to significant development and construction risks, which could have a material adverse impact on our project timetables and costs and our ability to complete the project. These risks include the following:

•	changes to plans and specifications;

•	engineering problems, including defective plans and specifications;

•	shortages of, and price increases in, energy, materials and skilled and unskilled labor, and inflation in key supply markets;

•	delays in obtaining or inability to obtain necessary permits, licenses and approvals;

•	changes in laws and regulations, or in the interpretation and enforcement of laws and regulations, applicable to gaming, leisure, real estate development or construction projects;

•	labor disputes or work stoppages;

•	disputes with and defaults by contractors and subcontractors;

•	environmental, health and safety issues, including site accidents;

•	weather interferences or delays;

•	fires, hurricanes, snow storms and other natural disasters;

•	geological, construction, excavation, regulatory and equipment problems; and

•	other unanticipated circumstances or cost increases.

Although we have negotiated a guaranteed maximum price into our agreement with our construction manager, the occurrence of any of these development and construction risks could increase the total costs, delay or prevent the construction or opening or otherwise affect the design and features of Montreign Resort Casino, which could materially adversely affect our results of operations and financial condition. Our contractors may not be able to secure lower cost labor and other inputs on a timely basis and in an adequate amount. Continuing increases in input costs of construction will increase the risk that contractors will fail to perform under their contracts on time, within budget, or at all, and could increase the costs of any new contracts that we may enter into for the development of Montreign Resort Casino.

Work stoppages, labor problems and unexpected shutdowns may limit our operational flexibility and negatively impact our future profits.

We expect the labor used in the construction of Montreign Resort Casino will be members of various unions. If we are unable to negotiate agreements with these labor unions on mutually acceptable terms, the affected employees may engage in a strike or other job actions, which could have a materially adverse effect on our results of operations and financial condition. Any unexpected shutdown of the development and construction of Montreign Resort Casino from a work stoppage or strike action could have a material adverse effect on our businesses and results of operations. Moreover, strikes, work stoppages or other job actions could also result in adverse media attention or otherwise discourage customers, including convention and meeting groups, from visiting our other property, Monticello Raceway and Casino. We cannot assure that we can be adequately prepared for labor developments that may lead to a temporary or permanent shutdown of any of our development project.

Even if Montreign Resort Casino is completed as planned and opened, it may not be financially successful, which would limit our cash flow and would adversely affect our operations and our ability to repay our debt.

Even if Montreign Resort Casino is completed as planned and opened, it still may not be a financially successful venture or generate the cash flows that we anticipate. We may not attract the level of patronage that we are seeking. If Montreign Resort Casino does not attract sufficient business, this will limit our cash flow and would adversely affect our operations and our ability to service payments under our loan facilities.

Construction at Montreign Resort Casino is subject to hazards that may cause personal injury or loss of life, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance.

The construction of large scale properties such as Montreign Resort Casino can be dangerous. Construction workers at our projects are subject to hazards that may cause personal injury or loss of life, thereby subjecting the contractor and us to liabilities, possible losses, delays in completion of the projects and negative publicity. In the event of such accidents, we may stop construction for several days to allow for safety inspections and investigations. We and our contractors will take safety precautions that are consistent with industry practice, but these safety precautions may not be adequate to prevent serious personal injuries or further loss of life, damage to property or delays. If accidents occur during the construction of Montreign Resort Casino, we may be subject to delays, including delays imposed by regulators, liabilities and possible losses, which may not be covered by insurance, and our business, prospects and reputation may be materially and adversely affected.

Our business depends substantially on the continuing efforts of our senior management, and our business may be severely disrupted if we lose their services or their other responsibilities cause them to be unable to devote sufficient time and attention to the development of Montreign Resort Casino.

We will place substantial reliance on the gaming, project development and hospitality industry experience and knowledge of the Northeast U.S. gaming market possessed by members of our senior management team. The loss of the services of one or more of these members of our senior management team could hinder our ability to effectively manage our business and implement our growth and development strategies. Finding suitable replacements for members of our senior management could be difficult, and competition for personnel of similar experience could be intense.

Gaming is a highly regulated industry and adverse changes or developments in gaming laws or regulations could be difficult to comply with or significantly increase our costs, which could cause our projects to be unsuccessful.

Gaming is a highly regulated industry. Current laws, such as licensing requirements, tax rates and other regulatory obligations, including for anti-money laundering, could change or become more stringent resulting in additional regulations being imposed upon the development of Montreign Resort Casino and the gaming operations or a further liberalization of competition being introduced in the gaming industry. Any such adverse developments in the regulation of the gaming industry in New York could be difficult to comply with and significantly increase our costs, which could cause Montreign Resort Casino to be unsuccessful.

New York State could grant additional gaming facility licenses in our Area or in New York City or the surrounding counties earlier than the expected seven-year blackout period, which could significantly increase the already intense competition in the Northeast U.S. and cause us to lose or be unable to gain market share.

The Upstate Gaming and Economic Development Act provides for the award of up to four (4) gaming facility licenses in three regions of upstate New York, including our Area, and prohibits the issuance of gaming facility licenses in the “downstate” region, which includes New York City and its surrounding counties. The award of such a gaming facility license is intended to be exclusive for a period of seven (7) years commencing on the date of award. We can provide no assurance that the New York State government will not change this law and issue additional gaming facility licenses before the expiration of this seven-year exclusivity period. If the New York State government were to allow additional competitors to operate in our Area or in other regions of New York through the grant of additional gaming facility licenses, we would face additional competition, which could significantly increase the already intense competition in the Northeast U.S. and cause us to lose or be unable to gain market share.

USE OF PROCEEDS

We estimate net proceeds to us from the exercise of subscription rights in this offering will be approximately $285,900,000, after deducting expenses related to this offering payable by us estimated at approximately $4,100,000, including the commitment fee to Kien Huat of $1,450,000.

We intend to use the net proceeds to us from this offering as follows:

•	approximately $241,000,000 towards the development of the Casino Project;

•	$30,789,855 to redeem the Series E Preferred Stock, which amount reflects the estimated redemption value as of April 1, 2016; and

•	approximately $14,110,145 towards the development of the Golf Course, the Entertainment Village and the working capital of the Company, including all of its subsidiaries.

The expected use of net proceeds from this offering represents our intentions based on our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development and the timing of the redemption of the Series E Preferred Stock. As a result, management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending our use of the proceeds as described above, we intend to invest the proceeds in short-term interest-bearing obligations, including government and investment-grade debt securities and money market funds.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to holders of our common stock and Series B Preferred Stock as of 5:00 p.m. on January 4, 2016, which is the Record Date, at no charge, one transferable subscription right for each 0.4748644 shares of common stock owned, or into which our Series B Preferred Stock was convertible, as of the Record Date. As of the date hereof, an aggregate of 9,560,851 shares of our common stock were outstanding and our Series B Preferred Stock was convertible into 2,390 shares of common stock.

Basic Subscription Rights

The subscription rights are evidenced by transferable rights certificates. Each subscription right entitles the holder to purchase one share of our common stock upon delivery of the required subscription documents and payment of the subscription price of $14.40 per share prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription right or you may choose not to exercise your rights. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase shares pursuant to your over-subscription right. In order to properly exercise your basic subscription right, you must deliver the subscription payment and a properly completed rights certificate, or if you hold your rights through a broker, dealer, custodian bank or other nominee, complete and return to your record holder the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by your record holder.

Only whole subscription rights are exercisable. Fractional subscription rights remaining after aggregating all of the rights distributed to you will be rounded down to the nearest whole number to ensure we offer no more than 20,138,888 shares of common stock in the rights offering (including the 13,136,817 shares offered to Kien Huat). Any excess subscription payment received by the subscription agent will be returned, without interest, as soon as practicable after the expiration of the subscription period. We will deliver certificates representing shares of our common stock or credit your account at your broker, custodian bank or other nominee with shares of our common stock, electronically in registered, book-entry form, purchased with the basic subscription right as soon as practicable.

The rights offering is being made to Kien Huat in reliance on an exemption from the registration requirements of the Securities Act. The subscription rights and shares issued in respect of Kien Huat’s participation in the rights offering are not covered by the registration statement of which this prospectus forms a part.

Oversubscription Rights

If you exercise your basic subscription right in full, you may also exercise an oversubscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights at the same subscription price of $14.40 per share. Only holders who fully exercise all of their basic subscription rights, after giving effect to any purchases or sales of subscription rights prior to the time of such exercise, may exercise the over-subscription right.

In order to properly exercise your oversubscription right, you must deliver the subscription payment and a properly completed rights certificate, or if you hold your rights through a broker, dealer, custodian bank or other nominee, complete and return to your record holder the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by your record holder. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your oversubscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you under the oversubscription right (i.e., the same number of shares (and the same aggregate subscription price) paid for the full exercise of your basic subscription right).

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your oversubscription right in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the oversubscription right if the rights offering is subscribed in full, and we will only honor an oversubscription right to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription right.

If an insufficient number of shares is available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among stockholders who exercised their oversubscription rights based on the number of shares each stockholder subscribed for under their basic subscription rights. If the holders of subscription rights properly exercise their oversubscription right for an aggregate amount of shares that is less than or equal to the number of the unsubscribed shares, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the oversubscription right. The subscription agent will return any excess payments without interest or deduction promptly after the expiration of the rights offering.

As soon as practicable after the expiration date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the oversubscription right. We will issue certificates representing your shares of our common stock, or credit your account at your broker, custodian bank or other nominee with shares of our common stock, electronically in registered, book—entry form only on our records or on the records of our transfer agent, Continental Stock Transfer & Trust Company, that you purchased pursuant to your basic subscription and oversubscription rights as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected. If you request and pay for more shares than are allocated to you, the subscription agent will return any excess payments by mail, without interest or deduction as soon as practicable after the expiration of the subscription period. In connection with the exercise of the oversubscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the oversubscription right, by each beneficial owner on whose behalf the nominee holder is acting.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If we do not apply your full subscription payment to your purchase of shares of our common stock, the subscription agent will return any excess subscription payment received without interest or deduction, as soon as practicable after the expiration of the subscription period.

Transferability of Subscription Rights

The subscription rights are transferable during the rights offering (although Kien Huat has agreed not to transfer its subscription rights). As a result, you may transfer or sell your subscription rights if you do not want to exercise them to purchase common stock. The subscription rights have been approved for listing under the symbol “NYNYR” on the Nasdaq Global Market. The Company currently expects that the subscription rights will begin to trade on Nasdaq on January 5, 2016 and will continue to trade until 4:00 p.m., New York City time, on February 10, 2016, the third trading day prior to the scheduled expiration of the rights offering, unless the Company terminates or extends the rights offering. The rights are a new issue of securities with no prior trading market, and there can be no assurances provided as to the liquidity of the trading market for the subscription rights or their market value.

If you are a beneficial owner of shares of common stock on the Record Date or will receive your subscription rights through a broker, dealer, custodian bank or other nominee, the Company will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. If you wish to sell your subscription rights, in addition to any other procedures your broker, custodian bank or other nominee may require, you must deliver your order to sell to your broker, custodian bank or other nominee such that it will be actually received well in advance of 4:00 p.m., New York City time, on February 5, 2016, the third trading day prior to the February 10, 2016 expiration date of this rights offering.

If you are a registered holder of common stock as of the Record Date and receive a rights certificate, you may take your subscription rights certificate to a broker and request to sell the rights represented by the certificate. The broker will instruction you ask to what is required to sell your subscription rights. Commissions and applicable taxes or broker fees may apply if you sell your subscription rights.

Expiration of the Rights Offering and Amendments, Extensions and Termination

You may exercise your subscription rights at any time prior to 5:00 p.m., New York City time, on February 10, 2016, the expected expiration date for the rights offering, subject to extension. If you do not exercise your subscription rights before the expiration date of the rights offering, your subscription rights will expire and will have no value. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or payment, after the expiration date, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below. We may choose to extend the rights offering at any time after the Record Date if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason. In the event the rights offering is terminated, the subscription agent will return all subscription funds.

If we elect to extend the expiration date of the rights offering, terminate the rights offering prior to the expiration date or amend or modify the terms of the rights offering, we will issue a press release announcing such extension, termination or amendment or modification no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date or on the next business day after the date on which the rights offering is terminated or amended or modified, as applicable.

Conditions to and Cancellation of the Rights Offering

Your exercise of subscription rights is not subject to the satisfaction of any conditions. However, we reserve the right to amend, extend, cancel, terminate or otherwise modify the rights offering at any time before completion of the rights offering for any reason. In the event that we terminate the rights offering prior to the expiration date, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be promptly returned, without interest or deduction. If we elect to extend the expiration date of the rights offering, terminate the rights offering prior to the expiration date or amend or modify the terms of the rights offering, we will issue a press release announcing such extension, termination or amendment or modification. Please see “—Expiration of the Rights Offering and Amendments, Extension and Termination.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment in cash prior to 5:00 p.m., New York City time, on February 10, 2016, the expected expiration date of the rights offering. Rights holders may exercise their rights as follows:

Subscription by Record Holders

Rights holders who are record holders of our common stock or Series B Preferred Stock may exercise their subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full in cash, of the subscription price for each share of the common stock for which they subscribe, to the subscription agent at the address set forth under the subsection entitled “—Delivery of Subscription Materials and Payment,” on or prior to the expiration date.

Subscription by Beneficial Owners

Rights holders who are beneficial owners of shares of our common stock and whose shares are registered in the name of a broker, custodian bank or other nominee, and rights holders who hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee to exercise their rights and deliver all documents and payment on their behalf, prior to the expiration date. A rights holder’s subscription rights will not be considered exercised unless the subscription agent receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment.

Subscription by DTC Participants

Banks, trust companies, securities dealers and brokers that hold shares of our common stock as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription rights on the same basis as if the beneficial owners were record holders on the rights offering Record Date through the DTC. Such holders may exercise these rights through DTC’s PSOP Function on the “agents subscription over PTS” procedure and instruct DTC to charge their applicable DTC account for the subscription payment for the new shares or indicating to DTC that such holder intends to pay for such rights through the delivery to the Company by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by the Company to such holder, or a combination thereof, and deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the rights expiration date.

Delivery of Subscriptions

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. Except as described below under “Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and the full subscription amount, payment of which has cleared. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the Subscription Agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the rights offering.

Payment Method

Payments must be made in full in U.S. currency by:

•	cashier’s or certified check drawn against a U.S. bank payable to “Continental Stock Transfer & Trust Company, as Subscription Agent” for Empire Resorts, Inc.;

•	U.S. Postal money order payable to “Continental Stock Transfer & Trust Company, as Subscription Agent” for Empire Resorts, Inc.; or

•	wire transfer of immediately available funds directly to the account maintained by Continental Stock Transfer & Trust Company, as Subscription Agent, for purposes of accepting subscriptions in this rights offering at JP Morgan Chase, ABA, #021000021, Account # 475-508866 FBO Empire Resorts, Inc., with reference to the rights holder’s name.

Rights certificates received after 5:00 p.m., New York City time, on February 10, 2016, the expected expiration date of the rights offering, will not be honored, and we will return your payment to you promptly, without interest or deduction.

The subscription agent will be deemed to receive payment upon:

•	receipt by the subscription agent of any cashier’s check or certified check drawn upon a U.S. bank;

•	receipt by the subscription agent of any U.S. Postal money order; or

•	receipt by the subscription agent of any appropriately executed wire transfer.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your broker, custodian bank or other nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.

Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to any standards and procedures adopted by the subscription agent. Please see “—Medallion Guarantee May be Required.”

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Subscription Agent

The subscription agent for this rights offering is Continental Stock Transfer & Trust Company. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering.

Information Agent

The information agent for this rights offering is Morrow & Co., LLC. We will pay all fees and expenses of the information agent related to the rights offering and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering. The information agent can be contacted at the following address, telephone number and email address:

Morrow & Co., LLC

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Stockholders May Call Toll Free:

(855) 201-1081

Banks and Brokerage Firms May Call:

(203) 658-9400

E-mail: empire.info@morrowco.com

Delivery of Subscription Materials and Payment

If your shares are held in the name of a broker, custodian bank or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery, such other documents requested by your nominee and payment of the subscription price to your broker, custodian bank or other nominee. If you are the record holder of your shares, then you should deliver your subscription rights certificate and payment of the subscription price in cash, as provided in this prospectus supplement, to the subscription agent by hand, first class mail or overnight courier at the following address:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attn: Corporate Actions Department

(917) 262-2378

Your delivery other than in the manner or to the address listed above will not constitute valid delivery.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus supplement to the information agent, whose contact information is provided above.

Escrow Arrangements

The subscription agent will hold funds received in payment of the subscription price in a segregated account until the rights offering is completed or withdrawn and terminated.

Notice to Beneficial Holders

If you are a broker, dealer, custodian bank or other nominee holder that holds shares of our common stock for the account of others as of the Record Date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the information agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock or Series B Preferred Stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your broker, custodian bank or other nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive the “Beneficial Owners Election Form” from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Subscription Price

The subscription price was determined by our Board of Directors and does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the subscription price as an indication of the value of the Company or our common stock. You should not assume or expect that, after the rights offering, our common stock will trade at or above the subscription price. We also cannot assure you that the market price of our common stock will not decline during or after the rights offering. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent before the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	deliver to the Subscription Agent before the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “Payment Method;”

•	deliver to the Subscription Agent before the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery;” and

•	deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the Subscription Agent within three business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Empire Resorts, Inc. Subscription Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution acceptable to the Subscription Agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•	the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription right, and the number of shares of our common stock for which you are subscribing under your over-subscription right, if any; and

•	your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “Subscription Agent.” The Information Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them.

Determination Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

No Revocation or Change

Once you submit the form of subscription rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Rights of Subscribers

You will have no rights as a holder with respect to shares you subscribe for in the rights offering until certificates representing the shares of common stock are issued to you or your account at your broker, dealer, custodian bank or other nominee is credited with such shares. You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, payment in cash, as provided in this prospectus supplement, and any other required documents to the subscription agent.

Foreign Stockholders

The subscription agent will not mail this prospectus supplement or rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Standby Purchase Agreement

We have entered into a standby purchase agreement with our largest stockholder, Kien Huat. Kien Huat owns 6,238,207 shares of our common stock, representing approximately 65.3% (excluding option matching rights and a convertible note held by Kien Huat) of our outstanding shares of common stock as of the date hereof. The following description summarizes the material terms of the standby purchase agreement. The standby purchase agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. We urge you to carefully read the entire document. For purposes of this discussion, we sometimes refer to Kien Huat as the Standby Purchaser.

Pursuant to the Standby Purchase Agreement, Kien Huat agreed (i) to exercise its basic subscription rights to acquire approximately $30 million of our common stock within ten (10) days of the commencement of this rights offering with a closing proximate thereto and (ii) to exercise the remainder of its basic subscription rights prior to the expiration date of this rights offering. In addition, Kien Huat agreed it would exercise all rights not otherwise exercised by the other holders in the rights offering. Kien Huat has also agreed not to transfer its subscription rights. The Company will pay Kien Huat a fee of $1,450,000 pursuant to the Standby Purchase Agreement, which is equal to 0.5% of the maximum amount of this rights offering. The Company has also agreed to reimburse Kien Huat for its expenses in connection with this rights offering in an amount not to exceed $50,000.

The obligations of Kien Huat to consummate the transactions contemplated by the standby purchase agreement, including the exercise of its basic subscription rights and the standby purchase, is subject to satisfaction or waiver of the following conditions:

•	The representations and warranties of the Company are true and correct as of the date of the standby purchase agreement and as of the closing date of each transaction contemplated by the standby purchase agreement and the Company shall have performed all of its obligations under the standby purchase agreement;

•	Subsequent to the execution and delivery of the standby purchase agreement and prior to each closing date, there must not have been any material adverse effect on the Company (as defined in the agreement) nor shall there have occurred any breach of any covenant of the Company set forth in the standby purchase agreement;

•	As of each closing date, trading in the common stock shall not have been suspended by the Securities and Exchange Commission, or SEC, or the Nasdaq Global Market or trading in securities generally on the Nasdaq Global Market shall not have been suspended or limited or minimum prices shall not have been established on the Nasdaq Global Market; and

•	The Company and the Standby Purchaser shall have obtained any required federal, state and regulatory approvals for the rights offering and standby purchase on conditions reasonably satisfactory to the standby purchaser.

Under the standby agreement, a “material adverse effect” means the occurrence, either individually or in the aggregate, of any material adverse effect on the earnings, business, management, properties, assets, rights, operations (financial or otherwise) of the Company and the Subsidiaries taken as a whole.

The obligations of the Company and the Standby Purchaser to consummate the transactions contemplated by the standby purchase agreement, including the exercise of its basic subscription rights and the standby purchase, is subject to satisfaction or waiver of the following conditions:

•	No judgment, injunction, degree, regulatory proceeding or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the rights offering (including the exercise of the Standby Purchaser’s basic subscription rights), the standby purchase or the material transactions contemplated by the standby purchase agreement;

•	No stop order suspending the effectiveness of the registration statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC; and any request of the SEC for inclusion of additional information in the registration statement or otherwise shall have been complied with; and

•	The shares issued in the rights offering (including the Standby Purchaser’s basic subscription rights) and the standby purchase shall have been authorized for listing on the Nasdaq Global Market prior to the issuance of such shares.

The standby purchase agreement may be terminated at any time prior to the closing date by the Standby Purchaser if (i) any condition to the obligations of the Standby Purchaser is not satisfied, or because of any refusal, inability or failure of the Company to perform any agreement in, or comply with any provision of, the standby purchase agreement other than by reason of a default by the Standby Purchaser, (ii) the rights offering shall have been cancelled, terminated or withdrawn on or prior to either closing date or (iii) if the rights offering shall not have been consummated on or before February 22, 2015, unless the failure of the closing to occur by such date shall be due to a default by the Standby Purchaser.

The standby purchase agreement may be terminated by the Company or by the Standby Purchaser by written notice to the other party:

•	At any time prior to either the closing date, if there is a material breach of the standby purchase agreement by the other party that is not cured within 15 days after the non-breaching party has delivered written notice to the breaching party of the breach except that, and without prejudice to the rights of the parties to terminate the standby purchase agreement pursuant to the foregoing portion of this provision, breach occurs on or prior to the closing date of the exercise of its basic subscription rights by the Standby Purchaser, closing of the basic subscription rights of the Standby Purchaser will not occur until such breach has been cured; and

•	If consummation of the standby purchase is prohibited by law, rule or regulation.

The standby purchase agreement may be terminated by the Company in the event it determines that it is not in the best interests of the Company and its shareholders to go forward with the rights offering.

No Board Recommendations

An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus. Our Board of Directors is making no recommendation regarding whether you should exercise your subscription rights.

Shares of Common Stock Outstanding After this Rights Offering

Based on the 9,560,851 shares of our common stock currently outstanding (which amount does not include 2,390 shares of our common stock issuable upon conversion of our Series B Preferred Stock), and the 20,138,888 shares issuable pursuant to this rights offering, 29,699,739 shares of our common stock will be issued and outstanding following the rights offering (which amount does not include 2,390 shares of our common stock issuable upon conversion of our Series B Preferred Stock and 1,332,058 shares of common stock issuable upon conversion of the Kien Huat Note), which represent an increase in the number of currently outstanding shares of our common stock of approximately 211%. Upon conversion of Kien Huat, 31,031,797 shares of our common stock will be issued and outstanding.

Fees and Expenses

Neither we nor the subscription agent will charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Regulatory Limitation

We will not be required to issue to you our common stock pursuant to this rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and if, at the time this rights offering expires, you have not obtained this clearance or approval. The Company’s common stock is transferable only subject to the provisions of Section 303 of the Racing, Pari-Mutuel Wagering and Breeding Law, so long as it holds directly or indirectly, a racing license issued by the New York State Gaming Commission (formerly the New York Racing and Wagering Board), and may be subject to compliance with the requirements of other laws pertaining to licenses held directly or indirectly by it. The owners of common stock issued by the Company may be required by regulatory authorities to possess certain qualifications and may be required to dispose of their common stock if the owner does not possess such qualifications.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the information agent at the address and telephone number set forth above under “—Information Agent .”

CAPITALIZATION

The following table sets forth our historical and pro forma cash and cash equivalents and capitalization as of September 30, 2015. The pro forma information gives effect to an approximately $290,000,000 equity raise from this rights offering net of related offering expenses of $4,100,000 and other transactions defined below.

	September 30, 2015
	Actual(4)	Pro Forma(1)
	(Dollars in Thousands)
Cash and Cash equivalents	$6,002	$20,112
Cash for development of the Casino Project	34,115	275,736

Total Cash	$40,117	$295,848

Series E preferred stock payable(2)	$30,169	$—
Total short term debt(3)	17,426	—

Total	$47,595	$—

Stockholders’ equity:
Preferred stock, 5,000 shares authorized: $0.01 par
Series A, $1,000 per share liquidation value, none issued and outstanding	—	—
Series B, $29 per share liquidation value, 44 shares issued and outstanding	—	—
Series E, $10 per share redemption value, 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 150,000 shares authorized, 9,525 and 30,996 shares issued and outstanding on an actual and pro forma basis, respectively	95	310
Additional paid-in capital	228,204	531,315
Accumulated deficit	(218,290)	(218,290)

Total stockholders’ equity	10,009	313,335

Total capitalization	$57,604	$313,335

(1)	Pro forma capitalization reflects $290 million of common stock issued in the rights offering, less $4,100,000 of offering expenses.
(2)	Pro Forma adjustment reflects the redemption and payment of accrued interest on the Series Preferred Stock as of September 30, 2015. If the Series E Preferred Stock are redeemed on April 1, 2016, the Company would owe $620,485 of additional accrued interest.
(3)	Pro Forma adjustment reflects the conversion of the Kien Huat Note into 1,332,058 shares of common stock upon consummation of this rights offering.
(4)	All share numbers and amounts are adjusted in common stock and additional paid in capital to reflect a one-for-five reverse split effective as of December 23, 2015.

PLAN OF DISTRIBUTION

We are distributing transferable subscription rights to individuals who owned shares of our common stock or Series B Preferred Stock as of 5:00 p.m., New York City time, on January 4, 2016. We are distributing one subscription right for each 0.4748644 shares of common stock owned, or for each 0.4748644 shares of common stock into which the Series B Preferred Stock was convertible, on the Record Date. No fractional rights are being distributed. Each subscription right will entitle the holder thereof to purchase, at the subscription price, one share of common stock.

Continental Stock Transfer & Trust Company is acting as the subscription agent for the rights offering under an agreement with us. On or about January 4, 2016, the subscription agent will distribute via first class mail copies of this prospectus supplement and the subscription rights certificate to the registered holders of our common stock and Series B Preferred Stock as of 5:00 p.m., New York City time on the Record Date. It is our expectation that holders of record will forward a copy of this prospectus supplement and the related subscription information and forms to those beneficial owners in adequate time to permit beneficial holders to deliver to such holders of record instructions as to the investment decisions made by the beneficial owners.

If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares to the subscription agent, Continental Stock Transfer & Trust Company, by hand, first class mail or overnight courier at the following address:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attn: Corporate Actions Department

(917) 262-2378

In the event that the rights offering is not fully subscribed, holders of rights who exercise their basic subscription rights in full will have the opportunity to subscribe for unsubscribed rights pursuant to the oversubscription right. Please see “The Rights Offering.”

We have not agreed to enter into any standby or other arrangement to purchase or sell any rights or any of our securities, other than our standby purchase agreement with Kien Huat, our largest stockholder.

We have not entered into any agreements regarding stabilization activities with respect to our securities.

If you have any questions, you should contact the information agent, Morrow & Co., LLC. We have agreed to pay the subscription agent and information agent a fee plus certain expenses, which we estimate will total approximately $40,000. We estimate that our total expenses in connection with the rights offering will be approximately $4,100,000, which amount includes $1,450,000 of the commitment fee payable pursuant to the Standby Purchase Agreement.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

This prospectus supplement shall not constitute an offer to sell or a solicitation of an offer to buy any securities other than the subscription rights and common stock issuable upon exercise of the subscription rights nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state or jurisdiction. We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any common stock from securityholders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal, state or foreign laws or regulations from accepting or exercising the subscription rights.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section describes the expected material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. holders (as defined below) of our common stock and/or Series B Preferred Stock of the receipt, sale and exercise (or expiration) of the subscription rights acquired through the rights offering and the receipt, ownership and sale of the common stock received upon exercise of the basic subscription right or, if applicable, the over-subscription right.

This summary does not provide a complete analysis of all potential tax considerations. It applies to you only if you are a U.S. holder, acquire your subscription rights by distribution from the Company in the rights offering and hold your common stock, Series B Preferred Stock, subscription rights or common stock issued to you upon exercise of the basic subscription right or, if applicable, the over-subscription right as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This section does not apply to you if you are not a U.S. holder or if you are a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons liable for alternative minimum tax, holders who hold such stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, holders whose functional currency is not the U.S. dollar, or holders who received our common stock on which the subscription rights are distributed in satisfaction of our indebtedness or as compensation. Finally, this discussion does not address U.S. holders who beneficially own our shares through either a “foreign financial institution” (as such term is defined in Section 1471(d)(4) of the Code) or certain other non-U.S. entities specified in Section 1472 of the Code.

This section is based upon the Code, the Treasury Regulations promulgated thereunder, legislative history, judicial authority and published rulings, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position was litigated. We have not sought, and will not seek, a ruling from the IRS regarding this rights offering or the related issuance of the common stock. This summary does not deal with any U.S. federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences, nor does it address any tax considerations to persons other than U.S. holders.

You are a U.S. holder if you are a beneficial owner of subscription rights, common stock or Series B Preferred Stock and you are:

•	An individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under section 7701(b) of the Code;

•	A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United Sates, any state thereof or the District of Columbia;

•	An estate whose income is subject to U.S. federal income tax regardless of its source; or

•	A trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives a distribution of subscription rights or holds the common stock received upon exercise of the subscription rights or, if applicable, the over-subscription right, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving, selling or exercising the subscription rights and acquiring, holding or disposing of our common stock.

EACH HOLDER OF OUR COMMON STOCK AND/OR SERIES B PREFERRED STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE (OR EXPIRATION) OF SUBSCRIPTION RIGHTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF THE COMMON STOCK.

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights

Receipt of the Distribution of Subscription Rights

For holders of Series B Preferred Stock, the distribution of the subscription rights will be treated as a taxable distribution, and will have the effects described under “Consequences if the Rights Offering Is Considered a Taxable Distribution” below.

For holders of common stock, the U.S. federal income tax consequences of the rights offering will depend on whether the rights offering is considered part of a “disproportionate distribution” within the meaning of Section 305 of the Code. Your receipt of the distribution of subscription rights in the rights offering should be treated as a nontaxable distribution with respect to your existing common stock for U.S. federal income tax purposes provided that the rights offering is not part of a “disproportionate distribution”. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, from a corporation that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in the corporation’s assets or earnings and profits. For purposes of the above, “stockholder” generally includes holders of rights to acquire stock (such as warrants and options) and holders of convertible securities. A distribution of cash may in certain cases include redemptions of other securities that are (i) treated as a deemed distribution for these purposes and (ii) treated as part of a series of distributions that includes the rights offering. The Company expects to make redemptions of certain of its securities following this rights offering. It is unclear whether such redemptions would be considered deemed distributions that are part of a series of distributions that includes the rights offering, because such determinations depend on the facts at the time(s) of such redemptions, including facts that may not be knowable by the Company. Therefore, unless the facts indicate otherwise at such time(s), the Company intends to take the position, and the following discussion assumes (unless explicitly stated otherwise), that the subscription rights issued in respect of common stock are not part of a “disproportionate distribution” and, thus, we will not treat the distribution of the subscription rights to you as a dividend of our earnings and profits that is taxable to you for U.S. federal income tax purposes. However, the disproportionate distribution tax rules are complicated, the determination is highly dependent on the existence or non-existence of certain facts and the interpretation of such facts or absence thereof, and, as a result, their application is uncertain. Further, the determination of whether the distribution of the rights on shares of common stock results in the receipt of a dividend depends, in part, on the presence of certain facts and the determination of whether such facts exist cannot be made until the close of our taxable year. Finally, it is possible that the IRS, which is not bound by our determination, could challenge our position. For a discussion of the U.S. federal income tax consequences to you if the rights offering were to be considered a taxable distribution, see “Consequences if the Rights Offering Is Considered a Taxable Distribution” below.

EACH HOLDER OF COMMON STOCK WHO RECEIVES SUBSCRIPTION RIGHTS SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE DISTRIBUTION, EXERCISE (OR EXPIRATION), OR DISPOSITION OF SUBSCRIPTION RIGHTS, INCLUDING WHETHER THE RIGHTS OFFERING WOULD BE TREATED AS A TAXABLE DISTRIBUTION.

Tax Basis in the Subscription Rights Received in Respect of Common Stock

If the fair market value of the subscription rights distributed in respect of common stock is less than 15% of the fair market value of your common stock on the date you receive your subscription rights, your subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless you elect to allocate tax basis between your existing common stock and your subscription rights in proportion to their relative fair market values determined on the date you receive your subscription rights. If you choose to allocate tax basis between your existing common stock and your subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your subscription rights. Such an election is irrevocable.

If the fair market value of the subscription rights distributed in respect of common stock is 15% or more of the fair market value of your existing common stock on the date you receive your subscription rights, you must allocate your tax basis in your existing common stock between your existing common stock and your subscription rights in proportion to their relative fair market values determined on the date you receive your subscription rights.

The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of that fair market value. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are transferable.

A U.S. holder’s holding period in the subscription rights received in respect of common stock will include the U.S. holder’s holding period in the shares of common stock and/or Series B Preferred Stock with respect to which the subscription rights were distributed.

Exercise and Expiration of the Subscription Rights Received in Respect of Common Stock

You should not recognize any gain or loss upon the exercise of subscription rights distributed to you in respect of common stock, and the tax basis of the shares of our common stock acquired through exercise of such subscription rights should equal the sum of the subscription price for the shares plus your tax basis, if any, in such subscription rights. The holding period for the shares of common stock acquired through exercise of the subscription rights received in respect of common stock will begin on the date the subscription rights are exercised.

If you allow subscription rights received in respect of common stock to expire, you generally should not recognize any gain or loss upon that expiration. If you have tax basis in the subscription rights received in respect of common stock, and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

If you exercise a subscription right distributed to you in respect of common stock after disposing of the share of our common stock with respect to which such subscription right is received, certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of tax basis between the common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (3) the impact of such allocation on the tax basis of common stock acquired through the exercise of the subscription right. If you exercise a subscription right distributed to you in respect of common stock after disposing of the common stock with respect to which the subscription right is received, you should consult your tax advisor as to these uncertainties.

Sale or Other Disposition of the Subscription Rights Received in Respect of Common Stock

If a U.S. holder sells or otherwise disposes of a its subscription rights received in respect of common stock before the expiration date, such U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received by such U.S. holder in exchange for the rights and such U.S. holder’s tax basis, if any, in the subscription rights sold or otherwise disposed of. Any capital gain or loss will be long-term capital gain or loss if the holding period for the subscription rights exceeds one year at the time of sale or disposition. For this purpose, a U.S. holder’s holding period in subscription rights distributed in respect of common stock will include the holder’s holding period in the shares of common stock with respect to which the subscription rights were distributed. The holding period for any subscription rights that were purchased begins upon the purchase.

Consequences if the Rights Offering Is Considered a Taxable Distribution

For holders of Series B Preferred Stock, and for holders of common stock if the rights offering is a taxable distributionunder the application of Section 305 of the Code, the distribution of subscription rights would be treated as a distribution with respect to your underlying common stock and/or Series B Preferred Stock equal to the fair market value of the subscription rights you received and would be taxable to you as a dividend to the extent that such fair market value is allocable to our current and/or accumulated earnings and profits for the taxable year in which the subscription rights are distributed. We cannot determine, before the consummation of the rights offering, the value of the subscription rights and the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend. Dividends received by corporate holders of our common stock and/or Series B Preferred Stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Subject to the discussion of the “unearned income Medicare contribution tax” set forth below (See below, “Additional Medicare Tax on Net Investment Income”), dividends received by noncorporate holders of our common stock and/or Series B Preferred Stock are generally taxed at preferential rates provided that the holder meets applicable holding period and other requirements. Any such distribution in excess of our current and accumulated earnings and profits would be treated first as a tax-free return of your basis in our common stock and/or Series B Preferred Stock and thereafter as gain from the sale or exchange of your common stock and/or Series B Preferred Stock. Regardless of whether the distribution of subscription rights is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock, in the case of a taxable distribution, your tax basis in the subscription rights you receive will be their fair market value.

If the receipt of subscription rights is taxable to you as described in the previous paragraph and you allow subscription rights received in the rights offering to expire, you should recognize a capital loss equal to your tax basis in the expired subscription rights. Your ability to use any capital loss is subject to certain limitations. You should not recognize any gain or loss upon the exercise of the subscription rights, and the tax basis of the shares of common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the shares and your tax basis in the subscription rights. The holding period for the shares of common stock acquired through exercise of the subscription rights will begin on the day after the subscription rights are exercised.

Ownership and Disposition of Common Stock

Distributions on Common Stock

Cash distributions on common stock will be dividends for United States federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined for United States federal income tax purposes, and will be taxable as ordinary income, although possibly at reduced rates as discussed below. To the extent that the amount of any distribution paid with respect to our common stock exceeds our current or accumulated earnings and profits, the excess will be treated first as a nontaxable return of capital to the extent of the holder’s adjusted tax basis in the common stock and then as capital gain.

If we make a distribution on our common stock in the form of additional shares of our common stock, such distribution generally should be tax-free under Section 305 of the Code. Such a stock distribution will not be tax-free, however, if one or more of the following exceptions apply: (1) at the election of any holder, the distribution can be paid in cash or other property instead of stock; (2) the result of the distribution is that some stockholders receive cash or other property while other stockholders increase their interest in the earnings or assets of the corporation (a disproportionate distribution, as discussed above); (3) the distribution is a distribution on preferred stock; or (4) the distribution is payable in convertible preferred stock, unless we can establish that the distribution will not have the effect listed in clause (2) above. The exception described in clause (3) above does not apply to “participating preferred stock.” Participating preferred stock is stock that participates in corporate growth to any significant extent (disregarding conversion privileges). A right to participate in corporate growth that lacks substance (i.e., as to which it is reasonable to anticipate at the time of the distribution that there is little or no likelihood of participating beyond a fixed preferential return) will not be respected. Generally, stock which enjoys a priority as to dividends and on liquidation and is entitled to participate, over and above such priority, with another less privileged class of stock in earnings and profits upon liquidation, would be treated as participating preferred stock for purposes of Section 305 of the Code. In general, each holder is bound by our determination, unless the holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock.

Sale or Other Disposition

A sale, exchange, or other disposition of the common stock generally will result in gain or loss equal to the difference between the amount realized upon the disposition (not including any proceeds attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and a U.S. holder’s adjusted tax basis in the common stock. The gain or loss will be long-term capital gain or loss if the U.S. holder held the common stock more than one year at the time of sale, exchange, or other disposition. Under current law, long-term capital gains of individuals, estates, and trusts generally are subject to a reduced maximum tax rate of 20% plus the additional Medicare tax on net investment income described below under “—Additional Medicare Tax on Net Investment Income,” if applicable.

Additional Medicare Tax on Net Investment Income

An additional 3.8% tax is imposed on the net investment income of certain U.S. citizens and residents, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under Code Section 7701(b), and on the undistributed net investment income of certain estates and trusts. Among other items, net investment income generally includes gross income from dividends and net gain from the disposition of property, such as our common stock, less certain deductions. You should consult your tax advisor with respect to this additional tax.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. Certain persons are exempt from backup withholding, including corporations and financial institutions. For additional information regarding the backup withholding requirements with respect to any payments relating to common stock acquired through the exercise of subscription rights, see the instructions to IRS Form W-9 in the materials delivered to you with this prospectus. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

LEGAL MATTERS

The validity of the rights and shares of common stock offered by this prospectus supplement will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Empire Resorts, Inc. appearing in Empire Resorts, Inc.’s Annual Report (Form 10-K) as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 including schedules appearing therein, and the effectiveness of Empire Resorts, Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement (including amendments and exhibits to the registration statement) on Form S-3 under the Securities Act. This prospectus supplement and the accompanying prospectus are part of the registration statement, and do not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of that document as filed. Each statement in this prospectus supplement and accompanying prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-800-SEC-0330. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website at http://www.sec.gov from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The information filed by us with the SEC in the future and incorporated by reference herein will automatically update and supersede this information.

We incorporate by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file the registration statement that contains this prospectus supplement and prior to the termination of any offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement; except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below or in a prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 10, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 6, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on August 5, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the SEC on November 9, 2015;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on September 23, 2015;

•	Our Definitive Information Statement on Schedule 14C filed with the SEC on October 14, 2015;

•	Our Current Reports on Form 8-K filed with the SEC on June 1, 2015, July 7, 2015, July 9, 2015, September 10, 2015, September 23, 2015, December 21, 2015, December 23, 2015 December 31, 2015 and January 4, 2016; and

•	The description of our common stock contained in our Form 8-A filed on June 20, 2001 and as it may be further amended from time to time.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

Attention: Secretary

(845) 807-0001

Amendment No. 1

To Base Prospectus Dated February 11, 2014

$250,000,000

COMMON STOCK

PREFERRED STOCK

PURCHASE CONTRACTS

WARRANTS

SUBSCRIPTION RIGHTS

DEPOSITARY SHARES

DEBT SECURITIES

UNITS

We may offer and sell from time to time, in one or more series, any one of the following securities of our company, for total gross proceeds of up to $250,000,000:

•	common stock;

•	preferred stock;

•	purchase contracts;

•	warrants to purchase our securities;

•	subscription rights to purchase any of the foregoing securities;

•	depositary shares;

•	debt securities (which may be senior or subordinated, convertible or non-convertible, secured or unsecured); and

•	units comprised of the foregoing securities.

We may offer and sell these securities separately or together, in one or more series or classes and in amounts, at prices and on terms described in one or more offerings. We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is traded on the Nasdaq Global Market under the symbol “NYNY.” If we decide to seek a listing of any preferred stock, purchase contracts, warrants, subscriptions rights, depositary shares, debt securities or units offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

Investing in our securities involves certain risks. You should carefully read and consider the section entitled “Risk Factors” on page 4 and the risk factors included in our periodic reports filed with the Securities and Exchange Commission and, if any, in the relevant prospectus supplement. We urge you to carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporate by reference, before making your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 4, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell, either individually or in combination, in one or more offerings, any of the securities described in this prospectus, for total gross proceeds of up to $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this prospectus, we will provide a prospectus supplement to this prospectus that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. In this prospectus, unless the context indicates otherwise, the terms “Company,” “we,” “us,” and “our” refer to Empire Resorts, Inc., a Delaware corporation, and its subsidiaries.

We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before investing in any of the securities being offered. You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21B of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical fact contained or incorporated by reference in this prospectus are forward-looking statements. The words “believe,” “may” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, business prospectus, growth strategy and liquidity. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions and our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our most recent Annual Report on Form 10-K filed with the SEC.

The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. You should not place undue reliance on these forward-looking statements.

You should carefully read the factors described in the “Risk Factors” section of any prospectus supplement or other offering material, as well as any risks described in the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. You should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. You should also realize that if the assumptions we have made prove inaccurate or if unknown risks or uncertainties materialize, actual results could vary materially from the views and estimates included or incorporated by reference in this prospectus.

ABOUT EMPIRE RESORTS, INC.

Overview

We were organized as a Delaware corporation on March 19, 1993, and since that time have served as a holding company for various subsidiaries engaged in the hospitality and gaming industries.

Through our wholly-owned subsidiary, Monticello Raceway Management, Inc. (“MRMI”), we currently own and operate Monticello Casino and Raceway, a 45,000 square foot video gaming machine (“VGM”) and harness horseracing facility located in Monticello, New York, 90 miles northwest of New York City. MRMI operates 1,110 VGMs which includes 20 electronic table game positions. VGMs are similar to slot machines, but they are connected to a central system and report financial information to the central system. We also generate racing revenues through pari-mutuel wagering on the running of live harness horse races, the import simulcasting of harness and thoroughbred horse races from racetracks across the country and internationally, and the export simulcasting of our races to offsite pari-mutuel wagering facilities.

In December 2012, MRMI entered into a master development agreement (the “MDA”) with EPT Concord II, LLC (“EPT”) to develop 1,500 acres located at the site of the former Concord Resort in Sullivan County, New York (the “EPT Property”), which is owned by EPT and EPR Concord II, LP, each a wholly-owned subsidiary of EPR Properties (together with its subsidiaries, “EPR”). The parties envision developing a comprehensive resort destination that will provide year-round indoor and outdoor activities, including hotels, spas, salons, entertainment, dining, retail, golf, high tech meeting and convention spaces and casino gaming (the “Project”). The initial phase of the Project contemplates the development of a casino and hotel by MRMI (the “Casino Project”). Over the past three years, the Company has expended substantial energy on designing the Casino Project and, in conjunction with EPR, working with local and state agencies and officials to obtain the necessary permits and approvals to begin construction. The Company intends to apply for a Gaming Facility License, which is described in more detail below, with respect to the Casino Project. The development of the Project and the Casino Project is contingent upon various conditions, including obtaining all necessary governmental approvals, as described in the MDA, and the Company’s ability to obtain necessary financing.

Corporate Information

Our principal executive offices are located at Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701, and our telephone number is (845) 807-0001. Our website address is www.empireresorts.com. Except for the documents referred to in the section “Incorporation of Certain Information by Reference,” which are specifically incorporated by reference in this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website address only as an interactive textual reference and do not intend it to be an active link to our website.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risk factors we describe in this prospectus, in any prospectus supplement and in any related free writing prospectus for a specific offering of securities, as well as those incorporated by reference into this prospectus or such prospectus supplement. You should also carefully consider other information contained and incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes thereto incorporated by reference in this prospectus. The risks and uncertainties described in the applicable prospectus supplement and our other filings with the SEC incorporated by reference herein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the described risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline and you may lose all or part of your investment.

The convertible promissory note in the principle amount of $17.6 million due March 15, 2015 issued to Kien Huat Realty III Limited (the “Kien Huat Note”) is a short-term liability due and nonpayment of the Kien Huat Note when due in the absence of a conversion into Common Stock would constitute an event of default thereunder. Our inability to repay, refinance, restructure or otherwise amend the Kien Huat Note may adversely affect our financial condition and liquidity.

We cannot provide assurance that our assets or cash flow will be sufficient to fully repay the Kien Huat Note. There is no assurance that we will be able to refinance, restructure or otherwise amend the Kien Huat Note. The cash generated from the Company’s operations is insufficient to repay the Kien Huat Note in full at maturity, which will require the Company to raise additional capital to repay such obligations. Moreover, the Company’s ability to force conversion of such Kien Huat Note into Common Stock requires shareholder approval, which means, as our largest stockholder, Kien Huat Realty III Limited (“Kien Huat”) controls whether or not the Kien Huat Note is convertible. If we default on the Kien Huat Note and such default is not addressed within applicable cure periods, we may incur materially higher interest expenses and Kien Huat could commence legal action against us to recover the amounts due, which ultimately could require the disposition of some or all of our assets. Any default by us on the Kien Huat Note and action by Kien Huat to recover the obligations due may adversely affect our financial condition and liquidity and may require us to curtail or cease our operations.

An affiliate of our largest stockholder intends to apply for a gaming facility license in the Hudson Valley-Catskills Area, in which we also intend to apply for a license. Such intention to apply for a gaming facility license may give rise to conflicts of interest and may adversely impact our ability to be granted a gaming facility license.

An affiliate of our largest stockholder has indicated its intention to apply for a gaming facility license by submitting its $1 million application fee to the New York Gaming Commission. An affiliate of Genting Malaysia Berhad, for which K.T. Lim, a director and a beneficiary of Kien Huat, serves as Chairman and Chief Executive Officer, announced plans to develop a destination gaming resort in Tuxedo, New York, which is located within the Hudson Valley-Catskills Area, in which we also intend to apply for a gaming facility license and develop a destination gaming resort facility. Kien Huat is able to exercise voting rights with respect to a majority of the voting power of our outstanding capital stock and therefore has the ability to control the outcome of matters submitted to our stockholders for approval. As a stockholder, even a controlling stockholder, Kien Huat is entitled to vote its shares in his own interests, which may not always be in the interests of our Company or our stockholders generally. The pursuit of a gaming facility license by an affiliate of Genting Malaysia Berhad in the same area in which we intend to pursue a license may give rise to a conflict of interest and may adversely impact our ability to be granted a gaming facility license.

Until we successfully negotiate an agreement with the Monticello Harness Horsemen’s Association (the “MHHA”), all simulcasting of racing other than intra-state simulcasting has been suspended, which may adversely impact our results of operation.

The Company generates racing revenues through pari-mutuel wagering on the running of live harness horse races, the import simulcasting of harness and thoroughbred horse races from racetracks across the country and internationally and the export simulcasting of our races to offsite pari-mutuel wagering facilities. Until January 31, 2014, the Company had an agreement with the MHHA that governed the conduct of MRMI and the MHHA relating to, among other things, horseracing purse payments, the simulcasting of horse races and duties and responsibilities of the parties. To date, attempts at negotiating a new agreement have failed. Absent an agreement between MRMI and MHHA that specifically permits interstate simulcasting, the Interstate Horseracing Act prohibits the Company from simulcasting our races to facilities outside New York State or accepting the simulcast of races occurring outside of New York State. As a result, effective February 1, 2014, MRMI suspended all simulcasting other than intra-state simulcasting. Racing revenue decreased by $854,000 for the three months ended March 31, 2014 as compared to the three months ended March 31, 2013. A continued inability to engage in interstate simulcasting may adversely impact our results of operations.

A significant number of our shares will be available for future sale which could depress the market price of our common stock.

As of March 31, 2014, an aggregate of 36,924,685 shares of our common stock were outstanding (which amount does not include 11,950 shares of our common stock issuable upon conversion of our Series B Preferred Stock). In addition, as of March 31, 2014, there were outstanding options to purchase an aggregate of 1,574,366 shares of our common stock, warrants to purchase an aggregate of 1,083,000 shares of our common stock, option matching rights to purchase an aggregate of 905,803 shares of our common stock and convertible debt convertible into 6,575,432 shares of common stock, which amount is subject to further adjustment.

We will require additional capital resources to grow the business and to fund various parts of the Project and Casino Project. In addition, we will require additional capital resources in the event we are granted a gaming facility license, for which purpose we may seek to enter into strategic agreements, joint ventures or similar agreements or we may sell additional debt or equity in public or private transactions. Such transactions may include private offerings, underwritten or “best efforts” offerings to the public or additional rights offerings to current stockholders. Sales of large amounts of our common stock in the market could adversely affect the market price of the common stock. Moreover, the perceived risk of the potential dilution that would result from the exercise of our outstanding options, warrants or option matching rights or the conversion of convertible debt could cause stockholders to attempt to sell their shares and investors to “short” the stock. All of these events could have a significant adverse impact on the market price of our common stock and could impair our future ability to raise capital through offerings of our securities at a time and price that we deem appropriate.

The issuance of additional shares of our common stock could limit our ability to apply our net operating loss carryforwards to offset our taxable income (if any) in any future year.

The issuance of shares of our common stock to Kien Huat may, when considered with other changes in ownership, constitute a change in ownership as defined under Section 382 of the United States Internal Revenue Code of 1986, as amended. If a change in ownership is deemed to have occurred, our net operating loss carryforwards that could be applied to offset our taxable income (if any) in any future year would be limited. We cannot determine what effect, if any, these factors would have on the trading price of our common stock.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we expect the net proceeds from the sale of the securities will be used for the development of the Project and Casino Project, each as defined and described above, the pursuit of a gaming facility license in the State of New York, the redemption of the Series E Preferred Stock of the Company in accordance with the agreement described below and for various business purposes, including debt repayments, capital expenditures at our existing facility, working capital, and other general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our business, but we currently have no commitments or agreements relating to any of these types of transactions.

Development

MRMI and EPT entered into a master development agreement, or MDA, on December 14, 2012 to develop 1,500 acres owned by EPT and located at the site of the former Concord Resort in Sullivan County, New York, which we refer to as the EPT Property. The parties envision developing a comprehensive resort destination that will provide year-round indoor and outdoor activities, including hotels, spas, salons, entertainment, dining, retail, golf, high tech meeting and convention spaces and casino gaming. The initial phase of the Project contemplates the development of a casino and hotel by the Company. Over the past three years, the Company has expended substantial energy on designing the Casino Project and, in conjunction with EPR, working with local and state agencies and officials to obtain the necessary permits and approvals to begin construction. The Company intends to apply for a license to operate a full-scale casino, which we refer to as a gaming facility license, with respect to the Casino Project. The development of the Project and the Casino Project is contingent upon various conditions, including obtaining all necessary governmental approvals, as described in the MDA, obtain a gaming facility license and the Company’s ability to obtain necessary financing.

Gaming Facility License in New York State

In November 2013, New York State voters approved a constitutional amendment authorizing full-scale casino gaming in New York. In addition, Chapters 174 and 175 of the Laws of 2013, known as the Upstate New York Gaming Economic Development Act of 2013, or the Gaming Act, set forth, among other things, statutory requirements for casino gaming in New York State. The Act amends the New York Racing, Pari-Mutuel Wagering and Breeding Law by adding a new Article 13, which became effective January 1, 2014 and which authorizes casino gaming. Article 13 provides for the New York State Gaming Commission to award up to four gaming facility licenses within three regions of the State: the Hudson Valley Catskill area, the Capital Region and the Eastern Southern Tier. We are located within the Hudson Valley Catskill area. On March 31, 2014, the New York State Gaming Commission issued requests for applications for gaming facility licenses and prescribed the form of such application and the criteria for awarding the gaming facility licenses. We intend to apply for and actively pursue a license to operate such a gaming facility in the Hudson Valley Catskill area of New York State.

Redemption of Series E Preferred Stock

Effective as of June 30, 2013, which we refer to as the Closing Date, the Company and certain other parties, which we collectively refer to as the Company Parties, consummated the closing of a Settlement Agreement and Release, or the Settlement Agreement, with Stanley Stephen Tollman and Bryanston Group, Inc., collectively referred to as the Bryanston Parties. Pursuant to the Settlement Agreement, the parties agreed to the settlement of certain claims relating to shares of Series E Preferred Stock, par value $0.01 per share, of the Company, or the Series E Preferred Stock, held by the Bryanston Parties and that certain Recapitalization Agreement, dated December 10, 2002, by and between the Bryanston Parties and the Company, pursuant to which the Bryanston Parties acquired the Series E Preferred Stock. On the Closing Date, such Recapitalization Agreement terminated and ceased to have any further force and effect as between the Bryanston Parties and the Company.

In consideration for the mutual release of all claims, the Company agreed to redeem, purchase and acquire the Series E Preferred Stock from the Bryanston Parties in accordance with a specified timeline and payment schedule and based upon the closing by the Company of third party financing in an aggregate amount sufficient to enable the Company to complete the construction of its Casino Project (“Concord Event”). On May 29, 2014, the Company Parties and the Bryanston Parties entered into a side letter agreement, pursuant to which the Company (i) is permitted to redeem the Series E Preferred Stock held by the Bryanston Parties even if a Concord Event has not occurred and (ii) is required to redeem the Series E Preferred Stock held by the Bryanston Parties if it is granted a gaming facility license and pays the required license fee. A portion of the proceeds of this offering will be used to redeem the outstanding Series E Preferred Stock.

The amounts and allocation and the timing of actual expenditures of the net proceeds of the sale of securities will depend upon numerous factors, including market conditions, cash generated by our operations, obtaining the necessary approvals for the Project and the Casino Project and the issuance of a gaming facility license by the New York State Gaming Commission. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds include the failure to obtain the necessary approval for the Project or Casino Project or a gaming facility license. If we fail to obtain the necessary approval for the Project and/or the Casino Project or if we are not issued a gaming facility license, we may use the proceeds of any sale of securities for general corporate purposes.

As of the date of this prospectus, we have not identified as probable any specific material proposed uses of these proceeds except as set out above. If, as of the date of any prospectus supplement, we have identified any such uses, we will describe them in the prospectus supplement. The amount of securities offered from time to time pursuant to this prospectus and any prospectus supplement, and the precise amounts and timing of the application of net proceeds from the sale of those securities, depends upon our funding requirements. Accordingly, unless otherwise indicated in the prospectus supplement, the Company’s management will have significant flexibility in applying the net proceeds of the offerings, and investors will be relying on the judgment of the Company’s management regarding the application of these net proceeds. Pending these uses, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

PLAN OF DISTRIBUTION

We may sell the securities from time to time to or through underwriters or dealers, through agents, or directly to one or more purchasers. A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, preferred stock, purchase contracts warrants, subscription rights and depositary shares. In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

A prospectus supplement or supplements with respect to each series of securities will describe the terms of the offering, including, to the extent applicable:

•	the terms of the offering;

•	the name or names of the underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities or other consideration therefor, and the proceeds to be received by us from the sale;

•	any delayed delivery requirements;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	in an “at the market” offering within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

Underwriters and Agents; Direct Sales

If underwriters are used in a sale, they will acquire the offered securities for their own account and may resell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.

Unless the prospectus supplement states otherwise, the obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

Dealers

We may sell the offered securities to dealers as principals. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or other offering materials, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may provide agents, underwriters, dealers and remarketing firms with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making; Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our common stock, which is listed on the Nasdaq Global Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the preferred stock, purchase contracts, warrants, subscription rights, depositary shares, debt securities or units on any securities exchange or quotation system; any such listing with respect to any particular securities will be described in the applicable prospectus supplement or other offering materials, as the case may be.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters or agents that are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions in our common stock on the Nasdaq Global Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Fees and Commissions

If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a member of the Financial Industry Regulatory Authority, or “FINRA,” participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF SECURITIES WE MAY OFFER

General

This prospectus describes the general terms of our capital stock. The following description is not complete and may not contain all the information you should consider before investing in our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our amended and restated certificate of incorporation, as amended, and our second amended and restated bylaws. When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Our authorized capital stock consists of 150,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 95,000 shares have been designated Series A Junior Participating Preferred Stock, $.01 par value per share, 821,496 shares have been designated Series B Preferred Stock, $.01 par value per share, 137,889 shares have been designated Series C Preferred Stock, $.01 par value per share, 4,000 shares have been designated Series D Preferred Stock, $.01 par value per share, and 1,730,697 shares have been designated Series E Preferred Stock, $.01 par value per share.

New York State Gaming Commission. Our capital stock is transferable subject to the provisions of Section 303 of the Racing, Pari-Mutuel Wagering and Breeding Law, so long as we hold directly or indirectly, a racing license issued by the New York State Gaming Commission (formerly the New York Racing and Wagering Board), and may be subject to compliance with the requirements of other laws pertaining to licenses held directly or indirectly by us. The owners of capital stock issued by the Company may be required by regulatory authorities to possess certain qualifications and may be required to dispose of their capital stock if the owner does not possess such qualifications.

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $250,000,000 in the aggregate of:

•	common stock;

•	preferred stock;

•	purchase contracts;

•	warrants to purchase our securities;

•	subscription rights to purchase our securities;

•	depositary shares;

•	secured or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be convertible into equity securities; or

•	units comprised of, or other combinations of, the foregoing securities.

We may issue the debt securities as exchangeable for or convertible into shares of common stock, preferred stock or other securities. The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock or other securities. When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

Common Stock

As of June 2, 2014, there were 39,279,513 shares of common stock outstanding and 216 holders of record of our common stock.

Voting. Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the holders of common stock.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, and further subject to any contractual limitations on the declaration, setting aside or payment of dividends, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. The common stock has no preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

Our common stock is admitted for trading on the Nasdaq Global Market under the symbol “NYNY”.

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Preferred Stock

Our board of directors has the authority to issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, of each such series without any further vote or action by the stockholders, of which an aggregate of 2,210,918 have been designated as a previously issued series of preferred stock. 44,258 shares of Series B Preferred Stock are currently outstanding and 1,577,880 shares of Series E Preferred Stock are currently outstanding.

We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include any or all of the following, as required:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	any contractual limitations on our ability to declare, set aside or pay any dividends;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, after receipt of payment therefor, the shares will be fully paid and non-assessable.

The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our Company or make removal of management more difficult. Additionally, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Purchase Contracts

We may issue purchase contracts, representing contracts obligating holders to purchase from us, and us to sell to the holders, a specific or varying number of common stock, preferred stock, warrants, depositary shares, debt securities or depositary shares, warrants or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of common stock, preferred stock, warrants, depositary shares, debt securities, or any combination of the above. The price of the securities and other property subject to the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The purchase contracts may be issued separately or as a part of a unit that consists of (a) a purchase contract and (b) one or more of the other securities that may be sold by us pursuant to this prospectus or any combination of the foregoing, which may secure the holders’ obligations to purchase the securities under the purchase contract. The purchase contracts may require us to make periodic payments to the holders or require the holders to make periodic payments to us. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The purchase contracts may require holders to secure their obligations under the contracts in a manner specified in the applicable prospectus supplement.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, forms of the purchase contracts and purchase contract agreement, if any. The applicable prospectus supplement will describe the terms of any purchase contracts in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

•	whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

Warrants

We may issue warrants to purchase our securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. To the extent warrants that we issue are to be publicly-traded, each series of such warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, forms of the warrant and warrant agreement, if any. The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants and a description of the material provisions of the applicable warrant agreement, if any. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities or other rights for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities or other rights purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities or other rights purchasable upon exercise of the warrants will be separately transferable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants. Each warrant will entitle the holder of warrants to purchase the amount of securities or other rights, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, if applicable, unexercised warrants will become void. Warrants may be exercised in the manner described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent, if any, or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the securities or other rights that the warrant holder has purchased. If the warrant holder exercises less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

Subscription Rights

We may issue rights to purchase our securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. In connection with a rights offering to holders of our capital stock a prospectus supplement will be distributed to such holders on the record date for receiving rights in the rights offering set by us.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, forms of the subscription rights, standby underwriting agreement or other agreements, if any. The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent, if any, or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

Depositary Shares

General. We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of our preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of our preferred stock, and the applicable prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. The depositary will be specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of our preferred stock in accordance with the terms of the offering. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, forms of the deposit agreement, form of certificate of designation of underlying preferred stock, form of depositary receipts and any other related agreements.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received by it in respect of the preferred stock to the record holders of depositary shares relating to such preferred shares in proportion to the numbers of depositary shares held on the relevant record date.

In the event of a distribution other than in cash, the depositary will distribute securities or property received by it to the record holders of depositary shares in proportion to the numbers of depositary shares held on the relevant record date, unless the depositary determines that it is not feasible to make such distribution. In that case, the depositary may make the distribution by such method as it deems equitable and practicable. One such possible method is for the depositary to sell the securities or property and then distribute the net proceeds from the sale as provided in the case of a cash distribution.

Redemption of Depositary Shares. Whenever we redeem the preferred stock, the depositary will redeem a number of depositary shares representing the same number of shares of preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, pro rata or by any other equitable method as the depositary may determine.

Voting of Underlying Shares. Upon receipt of notice of any meeting at which the holders of our preferred stock of any series are entitled to vote, the depositary will mail the information contained in the notice of the meeting to the record holders of the depositary shares relating to that series of preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights represented by the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent it is practical to do so, to vote the number of whole shares of preferred stock underlying such depositary shares in accordance with such instructions. We will agree to take all action that the depositary may deem reasonably necessary in order to enable the depositary to do so. To the extent the depositary does not receive specific instructions from the holders of depositary shares relating to such preferred shares, it will abstain from voting such shares of preferred stock.

Withdrawal of Shares. Upon surrender of depositary receipts representing any number of whole shares at the depositary’s office, unless the related depositary shares previously have been called for redemption, the holder of the depositary shares evidenced by the depositary receipts will be entitled to delivery of the number of whole shares of the related series of preferred stock and all money and other property, if any, underlying such depositary shares. However, once such an exchange is made, the preferred stock cannot thereafter be redeposited in exchange for depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock on the basis set forth in the applicable prospectus supplement. If the depositary receipts delivered by the holder evidence a number of depositary shares representing more than the number of whole shares of preferred stock of the related series to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the applicable depositary agreement may at any time be amended by agreement between us and the depositary. We may, with the consent of the depositary, amend the depositary agreement from time to time in any manner that we desire. However, if the amendment would materially and adversely alter the rights of the existing holders of depositary shares, the amendment would need to be approved by the holders of at least a majority of the depositary shares then outstanding.

The depositary agreement may be terminated by us or the depositary if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution in respect of the shares of preferred stock of the applicable series in connection with our liquidation, dissolution or winding up and such distribution has been made to the holders of depositary receipts.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering to us notice of its election to do so. We may remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of any depositary arrangements. We will pay all charges of each depositary in connection with the initial deposit of the preferred shares of any series, the initial issuance of the depositary shares, any redemption of such preferred shares and any withdrawals of such preferred shares by holders of depositary shares. Holders of depositary shares will be required to pay any other transfer taxes.

Notices. Each depositary will forward to the holders of the applicable depositary shares all notices, reports and communications from us which are delivered to such depositary and which we are required to furnish the holders of the preferred stock represented by such depositary shares.

Miscellaneous. The depositary agreement may contain provisions that limit our liability and the liability of the depositary to the holders of depositary shares. Both the depositary and we are also entitled to an indemnity from the holders of the depositary shares prior to bringing, or defending against, any legal proceeding. We or any depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed by us to be competent and on documents believed by us or them to be genuine.

Debt Securities

As used in this prospectus, the term “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities, senior subordinated debt or subordinated debt securities. We may also issue convertible debt securities. Debt securities may be issued under an indenture (which we refer to herein as an Indenture), which are contracts entered into between us and a trustee to be named therein. The Indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. We may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this prospectus. It is likely that convertible debt securities will not be issued under an Indenture.

In the event that any series of debt securities will be subordinated to other indebtedness that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities.

We may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture and will be equal in ranking.

Should an Indenture relate to unsecured indebtedness, in the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy our outstanding indebtedness or an event of default under a loan agreement relating to secured indebtedness of our company or its subsidiaries, the holders of such secured indebtedness, if any, would be entitled to receive payment of principal and interest prior to payments on the unsecured indebtedness issued under an Indenture.

Each prospectus supplement will describe the terms relating to the specific series of debt securities. These terms will include some or all of the following:

•	the title of debt securities and whether the debt securities are senior or subordinated;

•	any limit on the aggregate principal amount of debt securities of such series;

•	the percentage of the principal amount at which the debt securities of any series will be issued;

•	the ability to issue additional debt securities of the same series;

•	the purchase price for the debt securities and the denominations of the debt securities;

•	the specific designation of the series of debt securities being offered;

•	the maturity date or dates of the debt securities and the date or dates upon which the debt securities are payable and the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate shall be determined;

•	the basis for calculating interest;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the duration of any deferral period, including the period during which interest payment periods may be extended;

•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable Indenture;

•	the rate or rates of amortization of the debt securities;

•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

•	if the debt securities will be secured by any collateral and, if so, a general description of the collateral and the terms and provisions of such collateral security, pledge or other agreements;

•	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•	our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the terms and conditions, if any, regarding the option or mandatory conversion or exchange of debt securities;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

•	any restriction or condition on the transferability of the debt securities of a particular series;

•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with any event of default;

•	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable Indenture;

•	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

•	the application, if any, of the terms of the applicable Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	what subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our securities or property;

•	whether we are issuing the debt securities in whole or in part in global form;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

•	the depositary for global or certificated debt securities, if any;

•	any material federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

•	any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the Indentures, by depositing money or U.S. government obligations with the trustee of the Indentures;

•	the names of any trustees, depositories, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

•	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid;

•	if the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

•	the portion of the principal amount of any debt securities which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture;

•	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined); and

•	any other specific terms of the debt securities, including any modifications to the events of default under the debt securities and any other terms which may be required by or advisable under applicable laws or regulations.

Unless otherwise specified in the applicable prospectus supplement, we do not anticipate the debt securities will be listed on any securities exchange. Holders of the debt securities may present registered debt securities for exchange or transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable Indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.

Units

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we may issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent, if any, may be a bank or trust company that we select. We will indicate the name and address of the unit agent, if any, in the applicable prospectus supplement relating to a particular series of units. Specific unit agreements, if any, will contain additional important terms and provisions. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report that we file with the SEC, the form of unit and the form of each unit agreement, if any, relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other material terms of the units and their constituent securities.

FORMS OF SECURITIES

Each security may be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

The specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments to holders with respect to securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the Company, the trustees, the warrant agents, the unit agents or any other agent of the Company, agent of the trustees, the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other payment or distribution to holders of that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Empire Resorts, Inc. as of December 31, 2013 and 2012 incorporated by reference herein have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, reports quarterly and special reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 18, 2014;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on November 10, 2014;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on September 27, 2013; and

•	The description of our common stock contained in our Form 8-A filed on June 20, 2001 and as it may be further amended from time to time.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination or completion of this offering of our securities shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Securities Exchange Act of 1934, as amended.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

Attention: Secretary

(845) 807-0001